UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Galileo Group, Inc.

(Name of small business issuer in its charter)

Nevada	6552	88-0485123
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6260 S Rainbow Blvd. Suite 110

Las Vegas, Nevada 89118

(702) 938-2277

(Address and telephone number of principal executive offices)

(Address of principal place of business or intended principal place of business)

Robert Stapp

6260 S. Rainbow Blvd. Suite 110

Las Vegas, NV 89118

(702) 938-2277

(Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [   ]

CALCULATION OF REGISTRATION FEE

Tile of each class of securities to be registered	Dollar amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock Per Share		$0.05
Minimum (500,000 shares)	$25,000	$0.05	$25,000	$0.77
Maximum(2,000,000 shares)	$100,000	$0.05	$100,000	$3.84

(1)

Estimated solely for the purpose of calculating the registration fee under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus

Galileo Group, Inc.

2,000,000 Shares of Common Stock

$0.05 per share

Galileo Group, Inc. ("GGI" or the "Company") is offering on a best-efforts basis a minimum of 700,000 and a maximum of 2,000,000 shares of its common stock at a price of $0.05 per share.  The shares are intended to be sold directly through the effort of Robert Stapp, the President, Secretary and sole Director of GGI.  The intended methods of communication include, without limitation, telephone, electronic communications, and personal contact.  For more information, see section entitled "Plan of Distribution".

The proceeds from the sale of the shares in this offering will be payable to an escrow account (the “Trust Account”) maintained by Harold Gewerter, Esq.  The Trust Account is titled, Harold P. Gewerter, Client Trust Account fbo Galileo Group, Inc. All subscription funds will be held in the Trust Account pending the achievement of the Minimum Offering and no funds shall be released to Galileo Group, Inc. until such a time as the minimum proceeds are raised.  If the minimum offering is not achieved within 90 days of the date of this prospectus, all subscription funds will be returned to investors promptly without interest or deduction of fees.  See "Plan of Distribution."

The offering shall terminate on the earlier of (i) the date when the sale of all 2,000,000 shares is completed or (ii) ninety days from the date of this prospectus.  GGI will not extend the offering period beyond 90 days from the effective date of this prospectus.

Prior to this offering, there has been no public market for Galileo Group, Inc.'s common stock.

	Number of Shares	Offering Price	Underwriting Discounts & Commissions	Proceeds to the Company
Per Share	1	$0.05	$0.00	$0.05
Minimum	700,000	$35,000	$0.00	$35,000
Maximum	2,000,000	$100,000	$0.00	$100,000

This investment involves a high degree of risk.  You should purchase shares only if you can afford a complete loss of your investment.  See section entitled, "Risk Factors" starting on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed.  GGI may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Galileo Group, Inc. does not plan to use this offering prospectus before the effective date.

The date of this Prospectus is June 20, 2007.

PART I: INFORMATION REQUIRED IN PROSPECTUS

Summary Information and Risk Factors

The Company

Galileo Group, Inc. ("GGI" or the "Company") was incorporated in the state of Nevada on January 30, 2001 under the same name.  GGI is a Nevada licensed real estate brokerage firm providing residential and commercial real estate services throughout southern Nevada.  Currently GGI’s business is limited to functioning as the broker in the purchase and sale of residential and commercial properties in transactions in which we are compensated on a commission basis.  The brokerage services business includes advising buyers, sellers, landlords and tenants in connection with the sale and leasing of attached and detached residential units, single and multi-family homes, office, industrial and retail space and land.   GGI is organized to meet all of its customers real estate services needs either directly or indirectly through informal strategic relationships with other service providers.  This orientation allows the Company to cultivate and nurture stronger customer relationships and exposure in the community.

As a means of growing the Company and addressing the comprehensive real estate service requirements of a diverse group of potential clients we seek to pursue other principal lines of business. This includes property management services encompassing all aspects of building operations, tenant relations and oversight of building improvement processes, primarily for building owners who do not occupy the properties managed by the Company. We likewise anticipate eventually engaging in development and construction services includes financial planning, site acquisition, procurement of approvals and permits, design and engineering coordination, construction bidding and management and tenant finish coordination, project close-out and user move coordination, general contracting and project finance advisory services.

The Company's revenue stream presently consists primarily of non-recurring payments made in the form of commission generated as a result of our brokerage services. The fees generated in the Company's brokerage and retail service businesses are typically paid in connection with the consummation of a transaction such as the purchase or sale of residential or commercial property or the execution of a sale or lease.

The Company is organized to meet all of its customers’ real estate services needs either directly or indirectly through its strategic relationships with other service providers. This orientation allows the Company to cultivate and nurture stronger customer relationships and exposure in the community.

The Company regards its present and future agents as the essential part of its success both for the services the Company presently provides and likewise those services it anticipates providing as GGI expands its operations. Access to a number of experienced brokers is often a valuable asset when seeking new listings property management clientele, development, construction and retail services business. The number of transactions in which brokers are involved can also be a source of information from which the Company can seek to identify business opportunities in specific local or regional markets.

The Company actively engages its brokers in the execution of its marketing strategy. Agents often work in close concert with the local community, including other professionals providing synergistic services with real estate.  These professionals include attorneys, accountants, estate planners, financial consultants and mortgage brokers among others. Through this network, a full range of services are accessible to our customers and potential leads dramatically increase.  The ongoing relationship among our brokers and these professionals serves to compliment their level of expertise.   Moreover, GGI will financially reward its brokers for cross-selling efforts which result in new engagements for the Company in other aspects of its business as operations expand.  Brokerage personnel also earn commissions and are eligible for participation in the Company’s future stock option plan other forms of incentive compensation. These incentives are designed to underscore the Company's belief that the brokerage business is the key point of entry for new customers, and is thus integral to firm-wide efforts to cross-sell a full range of future services as GGI expands its operations.

GGI intends to aggressively recruit and hire (either individually or through acquisitions) additional brokerage professionals experienced primarily in the areas of residential and commercial real estate sales and leases.  The Company believes that increased brand name identification of its name, the platform of a full range of services to offer clients, the ability to learn and execute additional real estate services and the Company's incentive-based compensation system which encourages ownership by Company personnel create an environment conducive to attracting the most experienced and capable brokerage professionals.

Geographic Scope

Presently, GGI operates exclusively within the state of Nevada.  The Company concentrates its business activities mainly in southern Nevada including cities and towns located in Clark County (primarily Las Vegas and Henderson, Nevada).  GGI seeks to expand its operations throughout Nevada and likewise seek to commence operations in the states of California, Arizona and Colorado. Such expansion will likely require the successful consummation of strategic acquisitions of similar brokerages firms in cities located in these states.  Management believes that if GGI is successful in securing publicly traded status, it may use its stock as an incentive for potential targets for such acquisitions.

The Real Estate Sector

In recent years, the real estate industry has experienced a major decline in over the past 18 months which had caused a sharp reduction in residential, commercial and industrial property values, the withdrawal of credit, a related reduction in new development and pressure on fee income derived from servicing and maintaining all classes of property. The Company believes that the recovery now underway has provided the industry with improved prospects for growth across all of the Company's traditional service lines. Moreover, important new trends in the real estate services business--especially among corporations and institutional investors affected by consolidation within their own industries and now present the Company with new opportunities to capitalize upon the recovery in these markets.

Locally the Company believes that Las Vegas will lead the country in a recovery due to the fact that we a still one of the fastest growing real estate market in the country.  Las Vegas and Henderson, Nevada enjoy fairly consistent and dramatic population and housing growth rates.

Las Vegas, a rapidly growing family, gaming, and tourist center and home to Nellis Air Force Base, Hoover Dam, and the Lake Mead National Recreation Area, serves as the seat for southern Nevada's Clark County. Nevada has no state income tax.

Henderson is located in Clark County, 10 miles southeast of Las Vegas and minutes away from Lake Mead National Recreation Area. Henderson, the nation’s fastest growing large city, is host to many award-winning residential communities, parks, and recreational facilities.

Growth Strategy and Acquisitions

In addition to pursuing internal growth, the Company is committed to a strategy of selective acquisitions of similar and complementary businesses. The Company bases this strategy on its belief that the traditionally fragmented real estate services industry is experiencing rapid consolidation as customers' seek service providers who can meet their broad range of real estate needs. Smaller brokerage firms such as Galileo are able to grow internally by having qualified employees who specialize in all aspects of real estate transactions.  The Company believes that few real estate service providers enjoy significant, nation-wide growth.  Many smaller companies are facing pressure to combine with other service providers to remain competitive. Seeking to capitalize on this consolidation trend, GGI wishes to become a reporting issuer publicly traded on OTCBB so that some liquidity results for its common stock so as to be used for acquisition purposes. GGI likewise anticipates seeking joint ventures with future investors in purchasing income producing commercial real estate. Management continuously surveys the marketplace for other potential acquisitions which might further enhance the quality or the breadth of services it can offer customers.  GGI believes that its future growth depends on the effectiveness of the initial marketing and advertising efforts.  The Company plans to make a substantial upfront investment in building its brand and establishing local name recognition.  The Company intends to register its logo as a trademark and carry out a brand-awareness campaign.  Using the Internet for marketing and sales is an important component of the Company’s growth strategy

From GGI’s inception to the present, GGI has not generated consistent, significant revenues and has incurred a cumulative net loss. GGI believes that the funds received from unregistered sales of GGI common equity is sufficient to finance GGI’s efforts to become fully operational and will carry GGI through at least the next 12 months.  The capital raised has been budgeted to strengthen infrastructure and to become a fully reporting company. GGI believes that the recurring revenues from sales of services and properties will be sufficient to support ongoing operations.  Unfortunately, there can be no assurance that the actual expenses incurred will not materially exceed GGI’s estimates or that cash flow from sales of services and properties will be adequate to maintain business. As a result, independent auditors have expressed substantial doubt about GGI’s ability to continue as a going concern in the independent auditors' report to the financial statements included in the registration statement.

GGI is fully operational but we have lacked the resources requisite to implementing our strategic, long term business plan.  We have nominal assets at this time and lack the capital necessary to promote our business.  Since our inception we have not generated consistent substantive revenue.  While we managed a modest net profit for the year ended December 31, 2005, we incurred a significantly greater net loss the following year.  In the event GGI raises at least the minimum of $35,000 sought in this offering, GGI expects to be able to continue its business for at least the next 12 months as well as commence a modest implementation of our strategic business plan. We hope to generate substantive revenue within the first nine months after raising the minimum offering proceeds.  In the event GGI does not raise this minimum amount, GGI may not be able to pursue its long term business goals.

GGI currently has two officers and one director.  GGI does not maintain any employees but does have several consultants and independent contractors working on its behalf.

As of the date of this prospectus, GGI has 4,750,000 shares of $0.001 par value common stock issued and outstanding.

GGI’s administrative offices are located at 6260 South Rainbow Blvd Suite 110, Las Vegas, NV 89118.  Our telephone number is (702) 938-2277.

GGI’s fiscal year end is December 31.

THE OFFERING

Galileo Group, Inc. is offering on a self-underwritten basis a minimum of 700,000 and a maximum of 2,000,000 shares of its common stock at a price of $0.05 per share.  The proceeds from the sale of the shares in this offering will be payable to "Harold P. Gewerter, Client Trust Account fbo Galileo Group, Inc." and will be deposited in a non-interest/minimal interest bearing bank account until the minimum offering proceeds are raised.  All subscription agreements and checks are irrevocable and should be delivered to Harold Gewerter.  Failure to do so will result in checks being returned to the subscriber. GGI’s trust agent, Harold Gewerter Esq. acts as legal counsel for Galileo Group, Inc., and is therefore not an independent third party.

All subscription funds will be held in trust pending the achievement of the Minimum Offering and no funds shall be released to Galileo Group, Inc. until such a time as the minimum proceeds are raised (see "Plan of Distribution").  Any additional proceeds received after the minimum offering is achieved will be immediately released to GGI.  The offering shall terminate on the earlier of (i) the date when the sale of all 2,000,000 shares is completed or (ii) ninety (90) days from the date of this prospectus.  If the Minimum Offering is not achieved within 90 days of the date of this prospectus, all subscription funds will be returned to investors promptly without interest or deduction of fees.  GGI will deliver stock certificates attributable to shares of common stock purchased directly to the purchasers within sixty (60) days of the close of the offering.

The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to GGI assets, book value, historical earnings or net worth.

Galileo Group, Inc. will apply the proceeds from the offering to pay for accounting fees, legal and professional fees, office equipment and furniture, office supplies, rent and utilities, salaries, sales and marketing and general working capital.

Galileo Group, Inc. does not currently have a Transfer Agent but intends to engage Empire Stock Transfer, 2470 St. Rose Parkway Suite 304, Henderson NV. 89074, telephone (702) 818-5898.

The purchase of the common stock in this offering involves a high degree of risk.  The common stock offered in this prospectus is for investment purposes only and currently no market for GGI common stock exists.  Please refer to "Risk Factors" on page 8 and section entitled "Dilution" before making an investment in this stock.

SUMMARY FINANCIAL INFORMATION

The following table sets forth summary financial data derived from GGI financial statements.  The data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.

Statements of operations data

	For the Years Ended December 31,		For the Three Months Ended March 31,
	2006	2005	2007	2006
Revenue	$ 22,247	314,411	1,800	11,688

Expenses:
General and administrative expenses	110,010	304,440	30,852	20,969
Deprecation expense	-	3,180	-	-
Total Expenses	110,010	307,620	30,852	20,969

Net income/(loss)	$ (89,764)	(5,520)	(31,303)	(9,561)
Net (loss) per share outstanding	$ (0.02)	(0.00)	(0.01)	(0.00)

Balance sheets data

	December 31, 2006	Three Months ended March 31, 2007
ASSETS

Cash	$9,148	19,246
Total current assets	9,148	19,246
Fixed assets, net of depreciation	-	-

Total assets	$9,148	19,246

LIABILITIES AND STOCKHOLDERS EQUITY

Current liabilities	$52,296	93,697

Preferred stock	-	-
Common stock	4,750	4,750
Additional paid-in capital	3,438	3,438
(Deficit) accumulated during development stage	(51,336)	82,639
Total stockholder's equity	(43,148)	(74,451)

Total liabilities and stockholder's equity	$9,148	19,246

RISK FACTORS

Investment in the securities offered hereby involves certain risks and is suitable only for investors of substantial financial means. Prospective investors should carefully consider the following risk factors in addition to the other information contained in this prospectus, before making an investment decision concerning the common stock.

GGI operations depend on the efforts of Robert Stapp, a GGI officer and the sole director.  Mr. Stapp has no experience related to public company management, nor as a principal accounting officer.  Because of this, Mr. Stapp may be unable to successfully offer and sell the shares in this offering, develop GGI business or manage GGI public reporting requirements.  GGI cannot guarantee you that it will be able overcome any such obstacles.

Mr. Stapp is involved in numerous other business opportunities and may periodically face a conflict in selecting between Galileo Group, Inc. and his other business interests. GGI has not formulated a policy for the resolution of such conflicts should they occur.  If GGI loses Mr. Stapp to other pursuits without a sufficient warning, GGI may, consequently, go out of business.

Purchasers in this offering will have limited control over decision making because Robert Stapp, an officer, sole director and a shareholder of GGI, and four other individuals, including Joel Stokes, an officer and shareholder of GGI, control the majority of GGI issued and outstanding common stock.

Robert Stapp, an officer and director of GGI, beneficially owns 43.48% of the outstanding common stock at the present time.  As a result of such ownership, investors in this offering will have limited control over matters requiring approval by GGI security holders, including the election of directors.  Assuming the minimum amount of shares of this offering is sold, Robert Stapp would retain 38.76% ownership in GGI common stock.  In the event the maximum offering is attained, Robert Stapp will own 32.26% of GGI outstanding common stock.  Joel Stokes, an officer of GGI, beneficially owns 4.35% of the outstanding common stock at the present time.  Assuming the minimum amount of shares of this offering is sold, Joel Stokes would retain 3.88% ownership in GGI common stock.  In the event the maximum offering is attained, Joel Stokes will own 3.23% of GGI outstanding common stock. Such concentrated control may also make it difficult for GGI stockholders to receive a premium for their shares of GGI common stock in the event GGI enters into transactions which require stockholder approval.  In addition, certain provisions of Nevada law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of GGI.   This concentration of ownership limits the power to exercise control by the minority shareholders.

Investors may lose their entire investment if GGI fails to implement its strategic business plan.

Given GGI’s intent to aggressively implement its considerable business expansion plans, GGI expects to face substantial risks, uncertainties, expenses and difficulties.  GGI was formed in Nevada on January 30, 2001.  GGI has no demonstrable operations record of substance upon which you can evaluate GGI business and prospects.  GGI prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development.  GGI cannot guarantee that it will be successful in accomplishing its objectives.

As of the date of this prospectus, GGI has implemented operations and has generated revenues by successfully building, leasing and selling commercial properties in the greater Las Vegas metropolitan area.  Independent auditors have expressed substantial doubt about GGI’s ability to continue as a going concern in the independent auditors' report to the financial statements included in the registration statement, of which this prospectus is a part.  In addition, GGI’s lack of operating capital could negatively impact the value of its common shares and could result in the loss of your entire investment.

GGI may not be able to generate revenues as a commercial real estate developer.

GGI expects to earn revenues from its multitude and breadth of services, primarily focused on the identification and purchase of land, and commercial development of that land.  In the opinion of GGI officers and director, GGI reasonably believes that it will begin to generate substantial revenues within approximately nine months from the date the minimum offering is achieved.

Competitors with more resources may force us out of business.

The commercial real estate industry is highly competitive.  Many GGI competitors are significantly larger and have substantially greater financial, marketing and other revenue generating resources.  Competition by existing and future competitors could result in an inability to secure adequate consumer relationships sufficient enough to support GGI endeavors.  GGI cannot be assured that it will be able to compete successfully against present or future competitors or that competitive pressure it may face will not force it to cease operations.

Since the beginning GGI has been a profitable company but as a s-corporation all profits flowed out of the company.  In 2004 Mr. Stapp decided to focus on several major shopping center projects as a developer as well as a leasing agent.  By doing this he reduced to amount of employees of the company as well as it’s monthly income.  In the short term he has limited his present income but will have a windfall when the centers are up and leased.  We are likely to incur losses in the near future..  Our limited operating history makes our future financial performance difficult to assess.

We have a limited operating history upon which to evaluate our operations and future prospects. We have had a history of losses from inception through the first quarter of 2007.  Most recently, as of March 31, 2007 we had an accumulated deficit of $82,639. While we were modestly profitable in 2005 we sustained a loss the following year and we may not be profitable in future quarters or on an annual basis. Our business model has slowly evolved, constrained primarily by a significant lack of capital and other resources.  We may incur additional expenses though we maintain the expectation that our revenues may grow in the future but this may not occur. As a result, we could experience budgeting and cash flow management problems, unexpected fluctuations in our results of operations and other difficulties, any of which could harm our ability to achieve or maintain profitability, increase the volatility of the market price of our common stock or harm our ability to raise additional capital. We expect that we will continue to increase our expenses, including marketing and business development expenses and expenses incurred as a result of increasing the number of agents we employ. As we grow our business in existing markets and expand to new markets, we cannot guarantee our business strategies will be successful or that our revenues will ever increase sufficiently to achieve and maintain profitability on a quarterly or annual basis.

GGI may not be able to attain profitability without additional funding, which may be unavailable.

Galileo Group, Inc. has limited capital resources.  To date, GGI has not generated sufficient cash from operations to be consistently profitable.  Unless GGI begins to generate sufficient revenues from its operations to create financial stability as a going concern and to fuel expansion, GGI may experience liquidity and solvency problems.  Such liquidity and solvency problems may force GGI to cease operations if additional financing is not available.  No known alternative sources of funds are available to GGI in the event it does not have adequate proceeds from this offering.  However, GGI believes that the net proceeds of the Minimum Offering will be sufficient to satisfy the start-up and operating requirements for the next 12 months.

We may not be a viable “Going Concern”

We have been the subject of a going concern opinion from or independent auditors. Our independent auditors have expressed substantial doubt as to our ability to continue as a going concern due to the fact that we have suffered recurring losses from our operations and have a significant capital deficiency. Management recognizes that we must generate capital and revenue resources to enable it to continue to operate. Ultimately, we must achieve profitable operations. Management is planning to obtain additional capital from revenue generated from operations and through the sale of equity securities. The realization of assets and satisfaction of liabilities in the normal course of business is dependent upon us obtaining additional revenues and equity capital and ultimately achieving profitable operations. Our financial statements do not include any adjustments that might result from the outcome of our financial uncertainty. A failure to achieve positive cash flow by mid 2008 could be fatal to our business. While the financing we may obtain through this offering may improve our working capital position, there can be no assurance that we will be successful in accomplishing our objectives.

If we fail to recruit, hire and retain qualified agents, we may be unable to service our clients and our growth could be impaired.

Our business requires us to hire employees who are licensed real estate agents, and our strategy is based on consistently and rapidly growing our team of Galileo Agents. Competition for qualified agents is intense, particularly in the markets in which we compete. While there are many licensed real estate agents in our markets and throughout the country, historically we have had difficulties in recruiting and retaining properly qualified licensed agents due particularly to agent discomfort with smaller firms and active management and scrutiny by an employer. In addition, our commission model may be unattractive to certain higher performing agents. If we are unable to recruit, train and retain a sufficient number of qualified licensed real estate agents, we may be unable to service our clients properly and grow our business. We expect to face a high degree of agent turnover, most of which occurs in the first few months after commencing employment. This turnover will require us to expend a substantial amount of time and money to replace agents who have left as we grow our business. If this situation persist or worsens, our rate of expansion into new markets could stagnate and we may be forced to employ a significantly higher number of new agents with less experience operating in our business model, which could cause us to be less effective at expanding our market share in our existing markets and entering new markets. Furthermore, we rely on federal and state exemptions from minimum wage and fair labor standards laws as our agents are compensated solely through commissions. Such exemptions may not continue to be available, or we may not qualify for such exemptions, which could subject us to penalties and damages for non-compliance. If similar exemptions are not available in states where we desire to expand our operations or if they cease to be available in the states where we currently operate, we may need to modify our agent compensation structure in such states.

Our failure to effectively manage the growth of our firm and our information and control systems could adversely affect our ability to service our clients.

Assuming we are successful in expanding our operations, we may experience rapid growth in our headcount of agents and employees.  This may result in a greater demand for substantial resources and attention from our management. We will need to continue to hire additional qualified agents and improve and maintain our technology to properly manage our growth. If we do not effectively manage our growth, our client service and responsiveness could suffer and our costs could increase, which could negatively affect our brand and operating results. As we grow, our success will depend on our ability to continue to implement and improve our operational, financial and management information and control systems on a timely basis, together with maintaining effective cost controls. This ability will be particularly critical as we implement new systems and controls to help us comply with the more stringent requirements of being a public company, including the requirements of the Sarbanes-Oxley Act of 2002, which require management to evaluate and assess the effectiveness of our internal controls and our disclosure controls and procedures. Effective internal controls are required by law and are necessary for us to provide reliable financial reports and effectively prevent fraud. Effective disclosure controls and procedures will be required by law and are necessary for us to file complete, accurate and timely reports under the Securities Exchange Act of 1934. Any inability to provide reliable financial reports or prevent fraud or to file complete, accurate and timely reports under the Securities Exchange Act could harm our business, harm our reputation or result in a decline in or stock price. We are continuing to evaluate and, where appropriate, enhance our systems, procedures and internal controls. We are in the process of establishing our disclosure controls and procedures. If our systems, procedures or controls are not adequate to support our operations and reliable, accurate and timely financial and other reporting, we may not be able to successfully satisfy regulatory and investor scrutiny, offer our services and implement our business plan.

Our operating results are subject to seasonality and vary significantly among quarters during each calendar year, making meaningful comparisons of successive quarters difficult.

The residential real estate market traditionally has experienced seasonality, with a peak in the spring and summer seasons and a decrease in activity during the fall and winter seasons. Revenues in each quarter are likely to be significantly affected by activity during the prior quarter, given the typical 30- to 45-day time lag between contract execution and closing. Historically, this seasonality has caused our revenues, operating income, net income and cash flow from operating activities to be lower in the first and fourth quarters and higher in the second and third quarters of each year. Factors affecting the timing of real estate transactions that can cause our quarterly results to fluctuate include:

1.

timing of widely observed holidays and vacation periods and availability of real estate agents and related service providers during these periods;

2.

a desire to relocate prior to the start of the school year;

3.

timing of employment compensation changes, such as raises and bonuses; and

4.

the time between entry into a purchase contract for real estate and closing of the transaction.

We expect our revenues to be subject to these seasonal fluctuations, which, combined with our expected growth, may make it difficult to compare successive quarters.

Interest rates were at historic lows for the past several years, and recent increases in interest rates have the potential to continue to negatively impact the housing market.

When interest rates rise, all other things being equal, housing becomes less affordable, since at a given income level people cannot qualify to borrow as much principal, or given a fixed principal amount they will be faced with higher monthly payments. This result may mean that fewer people will be able to afford homes at prevailing prices, potentially leading to fewer transactions or reductions in home prices in certain regions, depending also on the relevant supply-demand dynamics of those markets. Since we operate in only 12 markets around the country, it is possible that we could experience a more pronounced impact than we would experience if our operations were more diversified. Should we experience a continued softening in our markets and not be able to offset the potential negative market influences on price and volume by increasing our transaction volume through market share growth, our financial results could be significantly negatively impacted.

If consumers do not continue to use the Internet as a tool in their residential real estate buying or selling process, we may be unable to attract new clients and our growth and financial results may suffer.

We plan on developing a robust website for purposes of securing leads and potential customers.  This web site and web-based marketing for our client lead generation will have to compete against larger more established firms with greater resources. As the residential real estate business has traditionally been characterized by personal, face-to-face relationships between buyers and sellers and their agents, our success will depend to a certain extent on the willingness of consumers to increase their use of online services in the real estate sales and purchasing process. In addition, our success will depend on consumers visiting our web site early in their selling or buying process so that we can interface with potential clients before they have engaged a real estate agent to represent them in their transactions. If we are unable to attract visitors to our website and to further convince such visitors to transact business with us, our agents will have fewer opportunities to represent clients in residential real estate transactions and our net revenues will suffer.

Our success depends in part on our ability to successfully expand into additional real estate markets.

We currently operate primarily in Las Vegas and Henderson, Nevada.  A part of our business strategy is to grow our business by entering into additional real estate markets both within the State of Nevada and in other states.  Key elements of this expansion include our ability to identify strategically attractive real estate markets and to successfully establish our brand in those markets. We consider many factors when selecting a new market to enter, including:

1.

the economic conditions and demographics of a market;

2.

the general prices of real estate in a market;

3.

Internet use in a market;

4.

competition within a market from local and national brokerage firms;

5.

rules and regulations governing a market;

6.

the ability and capacity of our organization to manage expansion into additional geographic areas, additional headcount and increased organizational complexity;

7.

the existence of local MLSs; and

8.

state laws governing cash rebates and other regulatory restrictions.

As of yet, we have not substantively entered a new geographic market and have limited experience expanding into and operating in multiple markets, managing multiple sales regions or addressing the factors described above. In addition, such an expansion could involve significant initial start-up costs. We expect that significant revenues from new markets may be achieved, if ever, only after we have been operating in that market for some time and secured sufficient market awareness of our services. As a result, any geographic expansion is likely to significantly increase our expenses and cause fluctuations in our operating results. In addition, if we are unable to successfully penetrate these new markets, we may continue to incur costs without achieving the expected revenues, which would harm our financial condition and results of operations.

Unless we develop, maintain and protect a strong brand identity, our business may not grow and our financial results may suffer.

We believe a strong brand is a competitive advantage in the residential real estate industry because of the fragmentation of the market and the large number of agents and brokers available to the consumer. Because our brand is relatively new and unknown, we currently do not have recognizable brand identity. In addition, we have only recently initiated the design of our logo and marketing slogan, we believe that establishing and maintaining brand identity and brand loyalty is critical to attracting new clients. In order to attract and retain clients, and respond to competitive pressures, we expect to increase our marketing and business development expenditures to maintain and enhance our brand in the future. We plan to develop online, radio, outdoor and newspaper advertising and conduct future local cable access television advertising campaigns subject to capital constraints. We plan to increase our advertising expenditures substantially in the future as we generate additional revenue or otherwise secure additional capital. While we intend to enhance our marketing and advertising activities in order to promote our brand, these activities may not have a material positive impact on our brand identity. In addition, maintaining our brand will depend on our ability to provide a high-quality consumer experience and high quality service, which we may not do successfully. If we are unable to maintain and enhance our brand, our ability to attract new clients or successfully expand our operations will be harmed.

We have numerous competitors, many of which have valuable industry relationships and access to greater resources than we do.

The residential real estate market is highly fragmented, and we have numerous competitors, many of which have greater name recognition, longer operating histories, larger client bases, and significantly greater financial, technical and marketing resources than we do. Some of those competitors are large national brokerage firms or franchisors, such as Prudential Financial, Inc., RE/ MAX International Inc. and Cendant Corporation, which owns the Century 21, Coldwell Banker and ERA franchise brands, a large corporate relocation business and NRT Incorporated, the largest brokerage in the United States. NRT owns and operates brokerages that are typically affiliated with one of the franchise brands owned by Cendant. We are also subject to competition from local or regional firms, as well as individual real estate agents. We also compete or may in the future compete with various online services, such as InterActiveCorp and its LendingTree unit, HouseValues, Inc., HomeGain, Inc., Homestore, Inc. and its Realtor.com affiliate and Yahoo! Inc. that also look to attract and monetize home buyers and sellers using the Internet. Homestore is affiliated with NAR, the National Association of Home Builders, or NAHB, a number of major MLSs and Cendant, which may provide Homestore with preferred access to listing information and other competitive advantages. In addition, our business model is not particularly novel or innovative in comparison to other firms engaged in the residential real estate market and many consumers may be hesitant to choose us over more established brokerage firms.  Some of our competitors are able to undertake more extensive marketing campaigns, make more attractive offers to potential agents and clients and respond more quickly to new or emerging technologies. Over the past several years we believe that there has been a slow but steady decline in average commissions charged in the real estate brokerage industry.

Changes in federal and state real estate laws and regulations, and rules of industry organizations such as the National Association of REALTORS®, could adversely affect our business.

The real estate industry is heavily regulated in the United States, including regulation under the Fair Housing Act, the Real Estate Settlement Procedures Act, state and local licensing laws and regulations and federal and state advertising laws. In addition to existing laws and regulations, states and industry participants and regulatory organizations could enact legislation, regulatory or other policies in the future, which could restrict our activities or significantly increase our compliance costs. Moreover, the provision of real estate services over the Internet is a new and evolving business, and legislators, regulators and industry participants may advocate additional legislative or regulatory initiatives governing the conduct of our business. If existing laws or regulations are amended or new laws or regulations are adopted, we may need to comply with additional legal requirements and incur significant compliance costs, or we could be precluded from certain activities. Because we operate through our web site, state and local governments other than where the subject property is located may attempt to regulate our activities, which could significantly increase our compliance costs and limit certain of our activities. In addition, industry organizations, such as NAR and other state and local organizations, can impose standards or other rules affecting the manner in which we conduct our business. As mentioned above, NAR has adopted rules that, if implemented, could result in a reduction in the number of home listings that could be viewed on our web site. NAR has extended the deadline for the implementation of its rules at least twice during an investigation by the antitrust division of the U.S. Department of Justice into NAR's policy that dictates how brokers can display other brokers' property listings on their web sites. We presently do not know whether or when the NAR rules will be implemented in their current form or in a revised form, if at all. The implementation of the rules will not limit our access to listing information, but could limit the display of listing information to our clients through our web site in the manner we currently utilize, as well as increase our costs of ensuring compliance with such rules. Any significant lobbying or related activities, either of governmental bodies or industry organizations, required to respond to current or new initiatives in connection with our business could substantially increase our operating costs and harm our business.

Our business could be harmed by economic events that are out of our control and may be difficult to predict.

The success of our business depends in part on the health of the residential real estate market, which traditionally has been subject to cyclical economic swings. The purchase of residential real estate is a significant transaction for most consumers, and one which can be delayed or terminated based on the availability of discretionary income. Economic slowdown or recession, rising interest rates, adverse tax policies, lower availability of credit, increased unemployment, lower consumer confidence, lower wage and salary levels, war or terrorist attacks, or the public perception that any of these events may occur, could adversely affect the demand for residential real estate and would harm our business. Also, if interest rates increase significantly, homeowners' ability to purchase a new home or a higher priced home may be reduced as higher monthly payments would make housing less affordable. In addition, these conditions could lead to a decline in new listings, transaction volume and sales prices, any of which would harm our operating results.

We are vulnerable to concentration risks because our initial operations will be limited Southern Nevada

Initially, our real estate activities will be almost entirely conducted in Southern Nevada. This geographic concentration and limited number of projects makes our operations more vulnerable to local economic downturns and adverse project-specific risks than those of larger, more diversified companies.

The performance of our local economy will affect our sales and, consequently, the underlying values of our properties. For example, the economy in Nevada is heavily influenced by conditions in the gaming industry. In a weak market, we may experience reduced sales, which can significantly affect our financial condition and results of operations. The local economy is heavily dependent on the service industry (including tourism), government/military and businesses specializing in hotels and gaming. To the extent there is a significant reduction in tourism to Nevada, particularly Las Vegas, we would expect to see reduced sales of lower priced homes due to a likely reduction in lower paying tourism-related jobs. Due to our partial dependence on the military, any military base reduction plans could harm Nevada due to such base closures. Additionally, economic shifts affect residential and commercial property markets, and thus our business, in different ways. We intend to focus on residential rather than commercial properties. A real estate firm with diversified clientele in both sectors may be better able to survive a downturn in the residential market if the commercial market remains strong. However, our focus on the residential sector can make us more vulnerable than a more diversified brokerage firm.

If we fail to comply with real estate brokerage laws and regulations, we may incur significant financial penalties or lose our license to operate.

Due to the geographic scope of our operations and the nature of the real estate services we perform, we are subject to numerous federal, state and local laws and regulations. For example, we are required to maintain real estate brokerage licenses in each state in which we operate and to designate individual licensed brokers of record. If we fail to maintain our licenses, lose the services of our designated broker of record or conduct brokerage activities without a license, we may be required to pay fines or return commissions received, our licenses may be suspended or we may be subject to other civil and/or criminal penalties. As we expand into new markets, we will need to obtain and maintain the required brokerage licenses and comply with the applicable laws and regulations of these markets, which may be different from those to which we are accustomed, may be difficult to obtain and will increase our compliance costs. In addition, because the size and scope of real estate sales transactions have increased significantly during the past several years, both the difficulty and cost of compliance with the numerous state licensing regimes and possible losses resulting from non-compliance have increased. Our failure to comply with applicable laws and regulations, the possible loss of real estate brokerage licenses or litigation by government agencies or affected clients may have a material adverse effect on our business, financial condition and operating results, and may limit our ability to expand into new markets.

We may have liabilities in connection with real estate brokerage activities.

As a licensed real estate broker, we and our licensed employees are subject to statutory due diligence, disclosure and standard-of-care obligations. In the ordinary course of business we and our employees are subject to litigation from parties involved in transactions for alleged violations of these obligations. In addition, we may be required to indemnify our employees who become subject to litigation arising out of our business activities, including for claims related to the negligence of those employees. An adverse outcome in any such litigation could negatively impact our reputation and harm our business.

We may need to change the manner in which we intend to conduct our business if government regulation of the Internet increases.

The adoption or modification of laws or regulations relating to the Internet could adversely affect the manner in which we hope to conduct our business. In addition, the growth and development of the market for online commerce may lead to more stringent consumer protection laws that may impose additional burdens on us. Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. For example, both the U.S. government as well as the State of California have enacted Internet laws regarding privacy and sharing of customer information with third parties. Laws applicable to the Internet remain largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. In addition, because each state in which we do business requires us to be a licensed real estate broker, and residents of states in which we do not do business could potentially access our web site, changes in Internet regulation could lead to situations in which we are considered to "operate" or "do business" in such states. This could result in potential claims or regulatory action. If we are required to comply with new regulations or new interpretations of existing regulations, we may not be able to differentiate our services from traditional competitors and may not attract a sufficient number of clients for our business to be successful.

Some of our competitors with greater resources may be able to better withstand the short- or long-term financial effects of this trend. In addition, the barriers to entry to providing the very same services we provide in our community are relatively low, making it possible for current or new competitors to adopt certain aspects of our business model thereby reducing our competitive advantage. We may not be able to compete successfully for clients and agents, and increased competition could result in price reductions, reduced margins or loss of market share, any of which would harm our business, operating results and financial condition.

You may not be able to sell your shares in GGI because there is no public market for GGI stock.

There is no public market for GGI common stock.  All of GGI issued and outstanding common stock are currently held by Robert Stapp, an officer and director of GGI, and four other individuals associated with GGI.  Therefore, the current and potential market for GGI common stock is limited.  In the absence of being listed, no market is available for investors in GGI common stock to sell their shares.  GGI cannot guarantee that a meaningful trading market will develop.

If GGI stock ever becomes tradable, of which GGI cannot guarantee success, the trading price of GGI common stock could be subject to wide fluctuations in response to various events or factors, many of which are or will be beyond GGI control.  In addition, the stock market may experience extreme price and volume fluctuations, which, without a direct relationship to the operating performance, may affect the market price of GGI stock.

Investors may have difficulty liquidating their investment because GGI's stock will be subject to penny stock regulation.

The SEC has adopted rules that regulate broker/dealer practices in connection with transactions in penny stocks.  The rules, in part, require broker/dealers to provide penny stock investors with increased risk disclosure documents and make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.  These heightened disclosure requirements may have the effect of reducing the number of broker/dealers willing to make a market in GGI shares, thereby reducing the level of trading activity in any secondary market that may develop for GGI shares.  Consequently, customers in GGI securities may find it difficult to sell their securities, if at all.

Our common stock could trade at prices below the initial public offering price.

Before this offering, there has not been a public trading market for shares of our common stock. An active trading market may not develop or be sustained after this offering. The initial public offering price for the shares of common stock sold in this offering is entirely arbitrary. This price bears no relationship to the price at which our common stock may trade if a trading market develops for our stock.

Our stock price will likely be quite volatile and thinly traded, and you may not be able to resell your shares at all, or above the initial offering price.

The trading price of our common stock after this offering may fluctuate widely, depending upon many factors, some of which are beyond our control. These factors include, among others, the risks identified above and the following:

1.

variations in our quarterly results of operations;

2.

announcements by us or our competitors or lead source providers;

3.

changes in estimates of our performance or recommendations, or termination of coverage by securities analysts;

4.

inability to meet quarterly or yearly estimates or targets of our performance;

5.

the hiring or departure of key personnel, including agents or groups of agents or key executives;

6.

changes in our reputation;

7.

acquisitions or strategic alliances involving us or our competitors;

8.

changes in the legal and regulatory environment affecting our business; and

9.

market conditions in our industry and the economy as a whole.

In addition, the stock market in general, and the market for penny stock securities in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our actual operating performance. Also, in the past, following periods of volatility in the overall market and the market price of a company's securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources and could harm the price of our common stock. At present, we do not carry general liability and errors and omissions insurance.  If in the future we do secure such insurance, it may not cover claims of these types or may be inadequate to protect us from all liability that we may incur.

Our share price could decline due to shares of our common stock eligible for future sale.

The market price of our common stock could decline as a result of any future sales of substantial amounts of our common stock in the public or private market after this offering, or from the perception that these sales could occur. These sales could also make it more difficult for us to sell our equity or equity-related securities in the future at a time and price that we deem appropriate. We believe that the shares sold pursuant to this offering will be immediately tradable without restriction.

Our principal stockholders, executive officers and directors own a significant percentage of our stock, and as a result, the trading price for our shares may be depressed and these stockholders can take actions that may be adverse to your interests.

Our executive officers and directors and entities affiliated with them will, in the aggregate, beneficially own more than two-thirds of our common stock following this offering. This significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. These stockholders, acting together, will have the ability to exert control over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets. In addition, these stockholders who are executive officers or directors, or who have representatives on our board of directors, could dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination that could be favorable to you.

Investors in this offering will bear a substantial risk of loss due to immediate and substantial dilution

GGI shareholder, Robert Stapp, who also serves as one of GGI’s officers and is the sole director, acquired 2,000,000 restricted shares of GGI common stock at a price per share of $0.001.  Upon the sale of the common stock offered hereby, the investors in this offering will experience an immediate and substantial "dilution."  Therefore, the investors in this offering will bear a substantial portion of the risk of loss.  Additional sales of GGI common stock in the future could result in further dilution.  Please refer to section entitled "Dilution".

Because the SEC imposes additional sales practice requirements on brokers who deal in our shares that are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

Our shares would be classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 and the rules promulgated thereunder which impose additional sales practice requirements on brokers/dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker/dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

All of GGI issued and outstanding common shares are restricted under Rule 144 of the Securities Act, as amended.  When the restriction on these shares is lifted, and the shares are sold in the open market, the price of GGI common stock could be adversely affected.

All of the presently outstanding shares of common stock, aggregating 4750,000 shares of common stock, are "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available.  Rule 144, as amended, is an exemption that generally provides that a person who has satisfied a one year holding period for such restricted securities may sell, within any three month period (provided GGI is current in its reporting obligations under the Exchange Act), subject to certain manner of resale provisions, an amount of restricted securities which does not exceed the greater of 1% of a company's outstanding common stock or the average weekly trading volume in such securities during the four calendar weeks prior to such sale.  GGI currently has five shareholders who own all of the 4,750,000 restricted shares or 100% of the aggregate shares of common stock for which the one year holding period has expired.  Thus, sales of shares by this individual, whether pursuant to Rule 144 or otherwise, may have an immediate negative effect upon the price of GGI common stock in any market that might develop.

GGI is selling the shares offered in this prospectus without an underwriter and may not sell any of the shares offered herein.

The common shares are being offered on GGI’s behalf by Robert Stapp, an officer and director of GGI, on a best-efforts basis.  No broker-dealer has been retained as an underwriter and no broker-dealer is under any obligation to purchase any common shares.  There are no firm commitments to purchase any of the shares in this offering.  Consequently, there is no guarantee that GGI is capable of selling all, or any, of the common shares offered hereby.

We are a relatively small company and have a correspondingly small financial and accounting organization. Being a public company may strain our resources, divert management's attention and affect our ability to attract and retain qualified directors.

We are a small company with finance and accounting organization that we believe is the appropriate size to support our current operations; however, with the new demands of being a public reporting company we may determine that our finance and accounting group is undersized. As a public company, we will be subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended, or the Exchange Act, and the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act. The requirements of these laws and the rules and regulations promulgated thereunder will increase our accounting, legal and financial compliance costs, make some activities more difficult, time-consuming or costly and may place significant strain on our personnel, systems and resources.

The Exchange Act will require, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required. As a result, management's attention may be diverted from other business concern, which could have a material adverse effect on our business, financial condition and results of operations.

We expect that these rules and regulations will make it more difficult and more expensive for us to maintain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to maintain coverage. If we are unable to maintain adequate director and officer insurance, our ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent will be significantly curtailed.

Special note regarding forward-looking statements

This prospectus contains forward-looking statements about GGI’s business, financial condition and prospects that reflect GGI management's assumptions and beliefs based on information currently available.  GGI can give no assurance that the expectations indicated by such forward-looking statements will be realized.  If any of GGI’s assumptions should prove incorrect, or if any of the risks and uncertainties underlying such expectations should materialize, the actual results may differ materially from those indicated by the forward-looking statements.

The key factors that are not within GGI’s control and that may have a direct bearing on operating results include, but are not limited to, acceptance of the proposed services that GGI expects to market, GGI ability to establish a customer base, managements' ability to raise capital in the future, the retention of key employees and changes in the regulation of the industry in which GGI functions.

There may be other risks and circumstances that management may be unable to predict.  When used in this prospectus, words such as, "believes," "expects," "intends," "plans," "anticipates," "estimates" and similar expressions are intended to identify and qualify forward-looking statements, although there may be certain forward-looking statements not accompanied by such expressions.

USE OF PROCEEDS

Without realizing the minimum offering proceeds, GGI will not be able to commence planned operations and implement its business plan.  Please refer to section entitled "Management's Discussion and Plan of Operation "for further information.

GGI intends to use the proceeds from this offering as follows:

	Minimum		75% of Maximum		Maximum
Application Of Proceeds	$	% of total	$	% of total	$	% of total

Total Offering Proceeds	35,000	100.00	75,000	100.00	100,000	100.00

Offering Expenses
Legal and Professional fees	3,000	8.57	3,000	4.00	3,000	3.00
Accounting fees	2,000	5.71	2,000	2.67	2,000	2.00
Blue-sky fees	300	0.86	300	0.40	300	0.30
Total Offering Expenses	5,300	15.14	5,300	7.07	5,300	5.30

Net Proceeds from Offering	29,700	84.86	69,700	92.93	94,700	94.70

Use of Net Proceeds
Accounting fees	4,800	13.71	4,800	6.40	4,800	4.80
Legal and professional fees	2,250	6.43	2,250	3.00	2,250	2.25
Office equipment and furniture	3,000	8.57	3,000	4.00	3,000	3.00
Office supplies	1,000	2.86	2,000	2.67	2,000	2.00
Salaries	-	-	24,000	32.00	36,000	36.00
Sales and marketing	9,000	25.71	21,000	28.00	34,000	34.00
Working capital [1]	9,650	27.58	12,650	16.87	12,650	12.65

Total Use of Net Proceeds	29,700	84.86	69,700	92.93	94,700	94.70

Total Use of Proceeds	30,000	100.00	75,000	100.00	100,000	100.00

Notes:

(1)  The category of General Working Capital may include, but not be limited to, printing costs, postage, communication services, delivery costs and other general operating expenses.

DETERMINATION OF OFFERING PRICE

The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to GGI’s assets, book value, historical earnings or net worth.  In determining the offering price, management considered such factors as the prospects, if any, for similar companies, anticipated results of operations, present financial resources and the likelihood of acceptance of this offering.

DILUTION

"Dilution" represents the difference between the offering price of the shares of common stock and the net book value per share of common stock immediately after completion of the offering.  "Net book value" is the amount that results from subtracting total liabilities from total assets.  In this offering, the level of dilution is increased as a result of the negative book value of our issued and outstanding stock.  This is due in part to shares of common stock issued to Robert Stapp, an officer and director of GGI, totaling 2,000,000 shares at par value $0.001 per share versus the current offering price of $0.05 per share.  Please refer to the section entitled "Certain Transactions" for more information.  Our net book value on March 31, 2007 was -$74,451.  Assuming all 2,000,000 shares offered are sold, and in effect GGI receive the maximum estimated proceeds of this offering from shareholders, GGI net book value will be approximately $0.003 per share.  Therefore, any investor will incur an immediate and substantial dilution of approximately $0.047 per share while the GGI present stockholder will receive an increase of $0.01867 per share in the net tangible book value of the shares that he holds.  This will result in a 94.00% dilution for purchasers of stock in this offering.

The following table illustrates the dilution to the purchaser of the common stock in this offering for both maximum proceeds as summarized above and minimum proceeds.

	MINIMUM	MAXIMUM
Offering Price Per Share	$0.05	$0.05
Net tangible book value before Offering (Per Share)	-$0.01567	-$0.01567
Net tangible book value after Offering (Per Share)	-$0.01043	$0.00300
Increase per share attributable to New Stockholders	$0.00525	$0.01867
Dilution in Offering Price based upon New BVPS	$0.06043	$0.04700
Dilution as percentage of purchase price	120.86%	94.00%
Percent Owned by Founders with Maximum Offering:	70.37%
Percent Owned by Founders with Minimum Offering:	90.48%
Percent Owned by prospective subscribers with Maximum Offering:	29.63%
Percent Owned by DPO with Minimum Offering:	9.52%

PLAN OF DISTRIBUTION

This offering will be conducted on a best-efforts exclusively through Robert Stapp, an officer and director of the Company.  Potential investors include, but are not limited to, family, friends and acquaintances of Mr. Stapp.  The intended methods of communication include, without limitation, telephone and personal contact and electronic communication where appropriate.  In his efforts to sell this offering, Mr. Stapp does not intend to use any mass advertising methods such as the Internet or print media.

Funds received by the sales agent in connection with sales of our securities will be transmitted immediately into a trust account until the minimum sales threshold is reached.  There can be no assurance that all, or any, of the shares will be sold.

Mr. Stapp will not receive commissions for any sales he originates on our behalf.  We believe that Robert Stapp is exempt from registration as a broker under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934.  In particular, Mr. Stapp:

1.

Is not subject to a statutory disqualification, as that term is defined in Section 3(a)39 of the Act; and

2.

Is not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities; and

3.

Is not an associated person of a broker or dealer; and

4.

Meets the conditions of the following:

a.

Primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and

b.

Was not a broker or dealer, or associated persons of a broker or dealer, within the preceding 12 months; and

c.

Did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraph (a)4(i) or (a)4(iii) of this section, except that for securities issued pursuant to rule 415 under the Securities Act of 1933, the 12 months shall begin with the last sale of any security included within one rule 415 registration.

Our officers and directors may not purchase any securities in this offering.

There can be no assurance that all, or any, of the shares will be sold.  As of the date of the Prospectus, we have not entered into any agreements or arrangements for the sale of the shares with any broker/dealer or sales agent.  However, if we were to enter into such arrangements, we will file a post effective amendment to disclose those arrangements because any broker/dealer participating in the offering would be acting as an underwriter and would have to be so named in the prospectus.

In order to comply with the applicable securities laws of certain states, the securities may not be offered or sold unless they have been registered or qualified for sale in such states or an exemption from such registration or qualification requirement is available and with which GGI has complied.  The purchasers in this offering and in any subsequent trading market must be residents of such states where the shares have been registered or qualified for sale or an exemption from such registration or qualification requirement is available. As of the date of this Prospectus, GGI has not identified the specific states where the offering will be sold.  GGI will file a pre-effective amendment indicating which state(s) the securities are to be sold pursuant to this registration statement.

The proceeds from the sale of the shares in this offering will be payable to Harold P. Gewerter, Client Trust Account fbo Galileo Group, Inc. ("Trust Account") and will be deposited in a non-interest/minimal interest bearing bank account until the minimum offering proceeds are raised.  All subscription agreements and checks are irrevocable and should be delivered to Harold Gewerter.  Failure to do so will result in checks being returned to the investor, who submitted the check.  All subscription funds will be held in the Trust Account pending achievement of the Minimum Offering and no funds shall be released to Galileo Group, Inc. until such a time as the minimum proceeds are raised.  The trust agent will continue to receive funds and perform additional disbursements until either the Maximum Offering is achieved or a period of 90 days from the effective date of this offering expires, whichever event first occurs.  Thereafter this agreement shall terminate.  If the Minimum Offering is not achieved within 90 days of the date of this prospectus, all subscription funds will be returned to investors promptly without interest or deduction of fees.  The fee of the Trust Agent is $500.00.

Investors can purchase common stock in the offering by completing a Subscription Agreement and sending it together with payment in full to Harold Gewerter, Esq., 5440 West Sahara Avenue 3rd Floor, Las Vegas, NV 89146.  All payments must be made in United States currency either by personal check, bank draft, or cashiers check.  There is no minimum subscription requirement.  Investors' failure to pay the full subscription amount will entitle Galileo Group, Inc. to disregard investors' subscription.  All subscription agreements and checks are irrevocable. We  reserve the right to either accept or reject any subscription within 30 days.  Any subscription agreement rejected within this 30 day period will be returned to the subscriber within 5 business days of the rejection date.  Furthermore, once a subscription agreement is accepted, it will be executed without reconfirmation to or from the subscriber.  Once we accept a subscription, the subscriber cannot withdraw it.

LEGAL PROCEEDINGS

There are no known pending legal proceedings against GGI except as a consequence of a counterclaim filed against GGI by a defendant against which GGI filed a complaint before the courts in the State of Nevada involving a real estate related transaction.  The Issuer, Robert Stapp initiated suit against this defendant for breach of contract and fraudulent conveyance.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors are elected by the stockholders to a term of one year and serve until his or her successor is elected and qualified.  Officers are appointed by the Board of Directors to a term of one year and serve until his or her successor is duly elected and qualified, or until he or she is removed from office.  The Board of Directors has no nominating, auditing or compensation committees.

The following table sets forth certain information regarding GGI executive officers and directors as of the date of this prospectus:

Name	Age	Position	Period of Service(1)
Robert Stapp(2)	60	President, Secretary and sole Director	January 2006 - January 2007
Joel Stokes	58	Treasurer	May 2006-January 2007

Notes:

(1)

A Director will hold office until the next annual meeting of the stockholders, which shall be held in January of 2007, or until successors have been elected and qualified.  At the present time, Officers are appointed by the Board of Directors and will hold office until he or she resigns or is removed from office.

(2)

Robert Stapp has obligations to entities other than Galileo Group, Inc..  GGI expects Mr. Stapp to spend approximately 10-20 hours per week on GGI business affairs.  At the date of this prospectus, Galileo Group, Inc. is not engaged in any transactions, either directly or indirectly, with any persons or organizations considered promoters.

BACKGROUND OF DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Robert Stapp, President, Secretary and Director:  Robert spent his early years growing up in the community of Sacramento, California where he was born. During some of these years the family lived in Lake Tahoe where Robert worked by his father's side in the restaurant and gaming industry.  Robert obtained a BA in Business Administration from San Jose State College in 1968. He worked at a variety of employment venues from waiting tables to his now hobby the game of golf. Those early years provided Robert with ideas of salesmanship and implementing his ideas into the world of business.  Out of college he entered the business world with Phoenix Mutual Life Insurance and proved he could keep large brokerage accounts in harmony while administrating and implementing health, disability and life insurance programs. This employment lasted for 6 years and gave him the springboard to branch out on his own.  In 1974 he formed ARRBRO Consulting Company later to be known as Aaron Brothers Art Mart, a frame and art supply store with over 100 retail outlets throughout the U.S. His endeavors to set up and establish manufacturing relationships throughout Taiwan and the Philippine Islands helped create the corporation that Aaron Brothers is today.  Robert still wanted to own and operate his own bar and restaurant operation. He decided to take his then young son and move to Big Fork, Montana where opportunities were to be had. He operated the largest gaming company in Montana to include bar and restaurant operations in conjunction with keno, bingo and live poker games. His establishments were located in Great Falls, Big Fork, Missoula, Helena and Kalispell, Montana. Between 1978 and 1986 he created a dynasty with a lot of dedication, some borrowed funds and his ethical business applications.  Due to the illness of family he returned to the Northern California area in 1986 where he built and operated Joe's Original Hofbrau in Grass Valley, California. This successful operation boasted of a 240-seat restaurant and bar.  In 1990 Robert became interested in real estate and land sales in particular. He was hired by Preferred Equities Corporation and relocated to Las Vegas, Nevada. The firm made him the General Manager of Calvada Land Sales. His strong business background and understanding of people helped him build the development of a 17,500 acre master planned community to include two golf courses and a utility company. He managed the entire sales and marketing department generating $50,000,000 annually in real estate transactions.  Robert with a partner opened Galileo Group, Incorporated in January 2001 to create a business and commercial real estate development company providing full financial services for the southern Nevada market. The Las Vegas, Henderson real estate explosion continues to grow and Galileo Group is taking advantage of the opportunity to prosper with that growth with our combined efforts and strong backgrounds in business and real estate.  Robert is currently married, lives in Henderson, Nevada and is a Nevada Real Estate Licensee. He is a member of the Nevada Development Authority and serves on the President's Economic Advisory Counsel representing the State of Nevada. He and his wife Consesa love to travel and enjoy their 8-year-old granddaughter. When there is time, a round of golf with friends takes precedence.

Joel Stokes, Treasurer:  Mr. Stokes was born in San Diego, California and attended San Diego State University.  He later graduated from the University of Pacific School of Dentistry in 1972, later establishing multiple dental practices in Southern California and Nevada.  He established residency in Southern Nevada in 1981, and had since owned and operated Paradise Dental Center, Legacy Dental, as well as Eastern Canyon Dental.  During that period, W. E. Development LLC was established with Joel Stokes as the managing member and went on to purchase land and construct professional office buildings in multiple locations in the Las Vegas valley.  In 2000, Mr. Stokes was granted his Nevada Real Estate License which has been continuously registered with Galileo Group, Inc.  Mr. Stokes has also earned his Nevada Broker’s License and acts as the corporate broker for the Galileo Group, Inc. and is continuously active in the operations of the Company.

BOARD COMMITTEES

Galileo Group, Inc. has not yet implemented any board committees as of the date of this prospectus.

DIRECTORS

The maximum number of directors GGI is authorized to have is at the discretion of the Board of Directors.  However, in no event may GGI have less than one director.  Although GGI anticipates appointing additional directors, GGI has not identified any such person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the date of this offering with respect to the beneficial ownership of GGI common stock by all persons known by GGI to be beneficial owners of more than 5% of any such outstanding classes, and by each director and executive officer, and by all officers and directors as a group.  Unless otherwise specified, the named beneficial owner has, to GGI knowledge, either an or majority voting and investment power.

Title Of Class	Name, Title and Address of Beneficial Owner of Shares(1)	Amount of Beneficial Ownership(2)	Percent of Class
			Before Offering	After Offering(3)
Common	Robert Stapp, President, Secretary and Director	2,000,000	43.48%	32.26%
	Joel Stokes, Treasurer	250,000	4.35%	3.23%
Common	All Directors and Officers as a group (2 people)	2,250,000	47.83%	35.49%

Footnotes

(1)

The address of each executive officer and director is c/o Galileo Group, Inc., 6260 S. Rainbow Blvd. Suite 110 Las Vegas NV. 89118.

(2)

As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of a security).

(3)

Assumes the sale of the maximum amount of this offering (2,000,000 shares of common stock) by GGI.  The aggregate amount of shares to be issued and outstanding after the offering is 6,750,000.

DESCRIPTION OF SECURITIES

GGI’s authorized capital stock consists of 25,000,000 shares of common stock, with a par value of $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001.

The holders of GGI common stock:

1.

Have equal ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors;

2.

Are entitled to share ratably in all of assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of corporate affairs;

3.

Do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

4.

Are entitled to one vote per share on all matters on which stockholders may vote.

All shares of common stock now outstanding are fully paid for and non assessable and all shares of common stock which are the subject of this offering, when issued, will be fully paid for and non assessable.

The SEC has adopted rules that regulate broker/dealer practices in connection with transactions in penny stocks.  Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system).  The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker/dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker/dealer, and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account.  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker/dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.  These heightened disclosure requirements may have the effect of reducing the number of broker/dealers willing to make a market in GGI shares, reducing the level of trading activity in any secondary market that may develop for GGI shares, and accordingly, customers in GGI securities may find it difficult to sell their securities, if at all.

GGI has no current plans to neither issue any preferred stock nor adopt any series, preferences or other classification of preferred stock.  The Board of Directors is authorized to (i) provide for the issuance of shares of the authorized preferred stock in series and (ii) by filing a certificate pursuant to the laws of Nevada, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, all without any further vote or action by the stockholders.  Any shares of issued preferred stock would have priority over the common stock with respect to dividend or liquidation rights.  Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.  For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders.  In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock.  Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that potentially some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.  The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules.

Preferred Stock

GGI is authorized to issue 5,000,000 shares of preferred stock, $0.001 par value.  However, GGI has not issued any preferred stock to date.

Preemptive Rights

No holder of any shares of GGI stock has preemptive or preferential rights to acquire or subscribe for any unissued shares of any class of stock or any unauthorized securities convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock not disclosed herein.

Non-Cumulative Voting

Holders of GGI common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in such event, the holders of the remaining shares will not be able to elect any of GGI directors.

Cash Dividends

As of the date of this prospectus, GGI has not paid any cash dividends to stockholders.  The declaration of any future cash dividend will be at the discretion of the Board of Directors and will depend upon earnings, if any, capital requirements and financial position, general economic conditions, and other pertinent conditions.  GGI does not intend to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in business operations.

Reports

After this offering, GGI will furnish its shareholders with annual financial reports certified by independent accountants, and may, at its discretion, furnish unaudited quarterly financial reports.

INTEREST OF NAMED EXPERTS AND COUNSEL

None.

SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Bylaws and certain statutes provide for the indemnification of a present or former director or officer.  Please refer to section entitled Item 24 "Indemnification of Directors and Officers,"

THE SECURITIES AND EXCHANGE COMMISSION'S POLICY ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the company pursuant to any provisions contained in its Articles of Incorporation, Bylaws, or otherwise, GGI has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by GGI of expenses incurred or paid by a director, officer or controlling person of GGI in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, GGI will, unless in the opinion of GGI counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ORGANIZATION WITHIN LAST FIVE YEARS

Galileo Group, Inc. was incorporated in the State of Nevada on January 30, 2001.

Please see section entitled Item 26 "Recent Sales of Unregistered Securities" for capitalization history.

DESCRIPTION OF BUSINESS

Business Development and Summary

Galileo Group, Inc. incorporated in the State of Nevada on January 30, 2001 under the same name.  Since inception, GGI has not generated significant consistent revenues. GGI have never been party to any bankruptcy, receivership or similar proceeding, nor have it undergone any material reclassification, merger, consolidation, purchase or sale of a significant amount of assets not in the ordinary course of business.

As of the date of this Prospectus, we have completed its start-up operations, have generated revenues and is prepared to implement its long term planning. We believe that, if it obtains the minimum proceeds from this offering, it will be able to implement the business plan and conduct business pursuant to the business plan for the next 12 months.

GGI’s administrative office is located at 6260 S. Rainbow Suite 110 Las Vegas NV 89118.

GGI’s fiscal year end is December 31.

Business Of Issuer

Principal Products and Principal Markets

Galileo Group, Inc. ("GGI" or the "Company") was incorporated in the state of Nevada on January 30, 2001.  GGI is a service oriented residential and commercial real estate company located in Las Vegas, Nevada.  The Company is organized to deliver a comprehensive range of services to individual and corporate clients related to the purchase and sale of real estate interests for personal use and investment goals.  In addition, the Company is engaged in providing business brokerage services for clients seeking to purchase or sell commercial enterprises.

Industry Background and Competitive Business Conditions

The market for residential real estate brokerage services is highly fragmented at the national level, with no individual brokerage holding more than a 5% share, and the 10 largest brokerages holding less than 10% collectively, according to REAL Trends.  However, the eight largest national brands that brokerages work under via franchise affiliations currently have approximately a 50% U.S. market share, according to REAL Trends providing the potential for significant national and local influence. We compete with these brokerages at the local level to represent home buyers or sellers. Some of those competitors are large national brokerage firms or franchisors, such as Prudential Financial, Inc., RE/MAX International Inc. and Cendant Corporation, which owns the Century 21, Coldwell Banker and ERA franchise brands, a large corporate relocation business and NRT Incorporated, the largest brokerage in the United States. NRT owns and operates brokerages that are typically affiliated with one of the franchise brands owned by Cendant. We are also subject to competition from local or regional firms, as well as individual real estate agents. We may in the future compete with various online services, such as InterActiveCorp/ IAC and its LendingTree unit, HouseValues, Inc., HomeGain, Inc., Homestore, Inc. and its Realtor.com affiliate and Yahoo! Inc. that also look to attract and service home buyers and sellers using the Internet. Homestore is affiliated with NAR, NAHB, a number of major MLSs and Cendant, which may provide Homestore with preferred access to listing information and other competitive advantages. We hope to compete with these companies to attract consumers to our web site. There is also a growing number of discount firms that cater exclusively to clients who are looking for reduced service levels as well as for sale by owner services. We believe that the key competitive factors in the residential real estate segment include the following:

1.

quality of the home data available to clients;

2.

quality of the agents;

3.

level of client responsiveness;

4.

level of commissions charged sellers or incentives provided to buyers;

5.

local knowledge;

6.

ease of product usability; and

7.

overall client service.

Government Regulation

The most extensive regulations applicable to our business are at the state level and are typically overseen by state agencies dedicated to real estate matters. However, the residential real estate industry is also regulated by federal and local authorities.

State Regulation.

Real estate licensing laws vary from state to state, but generally all individuals and entities acting as real estate brokers or salespersons must be licensed in the state in which they conduct business. A person licensed as a broker may either work independently or may work for another broker in the role of an associate broker, conducting business on behalf of the sponsoring broker. A person licensed as a salesperson must be affiliated with a broker in order to engage in licensed real estate brokerage activities. Generally, a corporation engaged in the real estate brokerage business must obtain a corporate real estate broker license. In order to obtain this license, most jurisdictions require that an officer of the corporation be licensed individually as a real estate broker in that jurisdiction. If applicable, this officer-broker is responsible for supervising the licensees and the corporation's real estate brokerage activities within the state. Real estate licensees, whether they are brokers, salespersons, individuals or entities, must follow the state's real estate licensing laws and regulations. These laws and regulations generally prescribe minimum duties and obligations of these licensees to their clients and the public, as well as standards for the conduct of business, including contract and disclosure requirements, record keeping requirements, requirements for local offices, trust fund handling, agency representation, advertising regulations and fair housing requirements. Although payment of rebates or credits to real estate purchasers of the type we offer are permitted in most states, some states either do not permit these rebates or credits, or do not permit them in the form that we currently provide them. We currently have operations in the State of Nevada.

Federal Regulation.

In addition to state regulations, there are federal laws and regulations that govern the real estate brokerage business. The applicable federal regulations include the Real Estate Settlement Procedures Act of 1974, as amended, or RESPA, and federal fair housing laws. RESPA, as applicable to us, is intended to provide for more effective advance disclosures to home buyers and sellers of settlement costs and the elimination of kickbacks or referral fees that tend to increase unnecessarily the costs of certain settlement services. While RESPA has broad-reaching impact on a variety of services associated with the purchase or sale of real estate, including lending, title insurance and settlement services, its principal application to the real estate brokerage business is to limit payment of referral fees or the inappropriate splitting of fees, and to require additional consumer disclosures. Generally, it is illegal under RESPA to pay or receive a referral fee or other fee, kickback or anything of value in a real estate transaction involving a federally related mortgage loan for the referral of business. RESPA limits the type of business relationships that we can enter into for acquiring client leads or otherwise, as well as the referral of clients to other service providers. RESPA also limits the manner in which we can provide other services to our customers. Federal fair housing laws generally make it illegal to discriminate against protected classes of individuals in housing or brokerage services. Other federal regulations protect the privacy rights of consumers, and affect our opportunities to solicit new clients.

Local Regulation.

Local regulations also govern the conduct of the business. Local regulations generally require additional disclosures by the parties to a real estate transaction or their agents, or the receipt of reports or certifications, often from the local governmental authority, prior to the closing or settlement of a real estate transaction.

Federal and State Labor Regulation.

In addition to the real estate regulations discussed above, we are also subject to federal and state regulation of our employment practices including the compensation of Agents. Agents are exempt from the overtime and minimum wage provisions of the federal Fair Labor Standards Act because their duties selling residential real estate and the commission-based method of compensation are designed to qualify for the "outside sales exemption" under the terms of the Fair Labor Standards Act and the U.S. Department of Labor's regulations. The "outside sales exemption" is applied on a case-by-case basis and is considered in light of the specific duties performed by an individual Agent. Accordingly, as to any individual Agent, in the event his or her duties become different than those currently assigned and contemplated, it might be determined that the exemption is inapplicable. In that event, we could be subject to penalties and damages including back pay and attorneys' fees for the failure to pay the individual in accordance with his or her actual duties. Further, the Department of Labor's regulations are subject to interpretation by the Department of Labor and the courts and are subject to change. New regulations were promulgated in final form on April 23, 2004 and went into effect August 23, 2004. Accordingly, there is neither, precedent or guidance regarding the interpretation and application of the new regulations nor any assurance how long these regulations will remain in place. In the event it appears the legal standard for the "outside exemption" changes, it may be necessary to modify the Agent compensation structure. Individual states also sometimes elect to adopt overtime and minimum wage laws providing greater benefits to employees than the Fair Labor Standards Act. The Agent job is designed to qualify for exemption from such laws, to the extent applicable, in the states in which we currently employ Agents. Like the federal law, these state laws are applied on a case-by-case basis considering the duties of specific individuals and are subject to judicial and agency interpretation and legislative change. New interpretations or changes in state law, or expansion of operations to states that do not recognize an "outside sales exemption" comparable to the federal exemption, may require modification of the Agent compensation structure.

Third-Party Regulation

In addition to governmental regulations, we are subject to rules and regulations established by private real estate trade organizations, including, among others, local MLSs, NAR, state Associations of REALTORS®, and local Associations of REALTORS®. The rules and regulations of the various MLSs to which we belong vary, and specify, among other things, how we as a broker member can use MLS listing data, including specifying, in some cases, the use and display of this data on our web site. Additionally, NAR has recently adopted a mandatory policy for NAR-affiliated MLSs regarding the use and display of MLS listings data on virtual office web sites, or VOWs. We operate a VOW, which is a password protected web site which allows us to show comprehensive MLS data directly to consumers without their having to visit an agent. Individual MLSs affiliated with NAR, which includes the vast majority of MLSs in the United States, will be required to implement their own individual VOW policies consistent with the NAR policy by July 1, 2005. NAR has extended the deadline for the implementation of its rules at least three times during an investigation by the antitrust division of the U.S. Department of Justice into NAR's policy that dictates how brokers can display other brokers' property listings on their web sites. We presently do not know whether or when the NAR rules will be implemented in their current form or in a revised form, if at all. Once these individual MLS VOW policies are implemented, the NAR policy currently provides that member brokerages will have up to six months to comply with the policy.

The NAR policy is designed to provide structure to the individual MLS VOW policies, subject to a number of areas in which the individual MLSs may tailor the policy to meet their local needs. One NAR policy provision with which the individual MLSs must adhere, once required to be implemented, is known as an "opt-out." This provision creates a mechanism for individual brokers to prevent their listings data from being displayed on certain competitors' VOWs. MLS members and participants, including individual brokers, could exercise a "blanket opt-out," which would not allow their listings to be displayed on any competing VOW, or a "selective opt-out," in which they could selectively prevent certain competing VOWs from displaying their listings, while allowing other VOWs to do so. A few of the MLSs of which we are a member, as well as at least one of the state Association of REALTORS® of which we are a member, have adopted VOW policies with "opt-out" provisions, apparently in anticipation of their required implementation of the NAR policy. To our knowledge, to date no members or participants of any of those MLSs have exercised such an opt-out right. Should any such right be exercised, it could restrict our ability to display comprehensive MLS home listings data to our clients, which is a key part of our business model. Should our ability to display MLS listings information on our web site be significantly restricted, it may reduce demand for our services and materially harm our earnings and results from operations, as well as increase our costs of ensuring compliance with such restrictions. NAR, as well as the state and local Associations of REALTORS®, also have codes of ethics, rules and regulations governing the actions of members in dealings with other members, clients and the public. We are bound to abide by these codes of ethics, rules and regulations by virtue of our membership in these organizations.

Number of total employees and number of full time employees

GGI is an operational company generating some revenues.  GGI plans to rely exclusively on the services of Robert Stapp, an officer, sole director and employ of GGI, to establish business operations and perform or supervise the services required at this time.  GGI believes that its operations are currently on a reduced scale that is manageable by the present GGI individuals.  GGI does not maintain any full or part time employees.  Mr. Stapp's responsibilities are mainly administrative at this time.

REPORTS TO SECURITY HOLDERS

1. After this offering, GGI will furnish shareholders with audited annual financial reports certified by independent accountants, and may, in its discretion, furnish unaudited quarterly financial reports.

2. After this offering, GGI will file periodic and current reports with the Securities and Exchange Commission as required to maintain the fully reporting status.

3. The public may read and copy any materials GGI files with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  GGI SEC filings will also be available on the SEC's Internet site.  The address of that site is:  http://www.sec.gov

MANAGEMENT'S DISCUSSION AND PLAN OF OPERATION

This section must be read in conjunction with the Audited Financial Statements included in this prospectus.

PLAN OF OPERATION

Management's discussion and analysis of financial condition and results of operations

The following discussion should be read together with our financial statements and related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements based upon current expectations that involve numerous risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including but not limited to those set forth under "Risk factors" and elsewhere in this prospectus. We undertake no obligation to update any information contained in these forward-looking statements.

General Overview

We are an independent, local, full-service, real estate brokerage firm operating primarily in Southern Nevada.  We service both residential and commercial properties. Using the Internet, the industry standard Multiple Listing Service (MLS) we provide home buyers and sellers with high-quality service and value. We offer our clients an in-depth knowledge of the local real estate climate in Southern Nevada.  We share a portion of our commissions with our agents at fee levels comparable to those offered by most traditional brokerage companies in our markets. Generally, our residential seller clients pay a total brokerage fee of 6.0% to 7% of the transaction value, of which 3% to 4% is paid to agents representing buyers. Our net revenues are comprised primarily of commissions earned as agents for sellers in residential real estate transactions.  Occasionally, we represent sellers in commercial transactions which depending on the size of the deal fee’s can be any where from 1% to as high as 10%.  We derive most of our revenues from these commissions.  Generally, non-commission revenues represent less than 5% of our net revenues during any period and is usually for writing contracts for people who don’t have agents representing them. Our net revenues are principally driven by the number of transactions we close and the average net revenue per transaction. Average net revenue per transaction is a function of the home sales price and percentage commission we receive on each transaction. We were formed as a Nevada corporation in 2001 and currently limit operations to the Las Vegas metropolitan area, and Henderson, the largest cities in Southern Nevada.  As of June 26, 2007, we had three licensed agents.  The principal officers and directors devote only part of their time to the execution of our business.  They are otherwise engaged other activities. See, “Risk Factors”.

Trends in our business

Our business has not generated consistent, significant revenue.  In 2005, we generated $314,411 in revenues, compared to $22,247 in 2002. The number of our closed transactions and the size of those transactions are relatively nominal compared to most of our competitors who devote more time and resources to the business.  Given our limited operations it is difficult to assess our average net revenue per transaction in any meaningful manner.  Our transaction volume is primarily a function of number of producing agents we employ.  We hope to increase our transaction volume by attracting more agents to our firm notwithstanding the fact that we operate in a highly competitive environment.  Increases in average net revenue per transaction are often attributable to increasing home prices.  As we add additional agents, we believe we will continue to increase our transaction volume and grow our business. Our agent productivity is constrained by the fact that our primary producer does not devote his full time to the business.  We may hire agents who already work for competing brokerage firms in our existing markets.  By hiring those established agents, we believe we can increase our transaction volume sooner than if we were to hire recently licensed and inexperienced agents.

In addition, we believe that customer acquisition will be our core focus, and while we anticipate that the difficulty of acquiring a sufficient number of leads may increase over time, we expect that we can mitigate some of that impact with repeat and referral business, as well as by increasing our visibility and credibility to potential clients over time. At present our market share in Southern Nevada is nominal.  We believe that there is significant opportunity to secure a modest increase in our market share and grow our revenues, even if overall sales decline due to changing consumer sentiment, interest rate increases or other economic or geopolitical factors. We have adjusted our cost structure and revenue model in order in favor of minimizing expenses and overhead. We do not pay salaries to employees, agents, officers or directors. Robert Stapp and Joel Stokes have each received commissions, (See, “Executive Compensation”) based upon their sales activity or production.  We have not entered into any employment agreements with any individual.  Any future compensation to be paid will be determined by the Board of Directors, and, as appropriate, an employment agreement will be executed. We do not expect to compensate personnel except for compensation related to sales commissions until such time as we secure a consistent, positive cash flow.  Over the past several years there has been a slow but steady decline in average commissions charged in the real estate brokerage industry, in part due to companies exerting downward pressure on prices with a lower commission structure.  Consumers are more inclined to negotiate fees with their agents. We believe that many consumers are focusing on absolute commission dollars paid to sell their home as opposed to accepting a traditional standard market commission percentage. According to REAL Trends, while the average commission percentage decreased from 5.44% in 2000 to 5.14% in 2003, total commission revenues increased from $42.6 billion to $59.6 billion during that same period, influenced by steadily increasing sales volumes and higher median sales prices. In the event that commissions continue to decline, we have designed our business model around a minimal cost structure and low-overhead operations which we believe should allow us to continue to offer our services at prices less than those charged by the majority of our competitors.

CRITICAL ACCOUNTING POLICIES

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions. Accordingly, our actual results may differ from these estimates under different assumptions or conditions. Our significant accounting policies are described in Note 2 of the notes to our financial statements, and of those policies, we believe that the following accounting policies involve the greatest degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to understand and evaluate our financial condition and results of operations.

Accounting Method

The Company’s financial statements are prepared using the accrual method of accounting.  The Company has elected a December 31 year-end.

Basic Loss/Gain Per Share

	For the Year Ended December 31, 2006

(Loss) (Numerator)	Shares (Denominator)	Per Share Amount
$ (89,764))	4,229,167	$ 0.00

	For the Year Ended December 31, 2005

Income (Numerator)	Shares (Denominator)	Per Share Amount
$ (5,520)	2,000,000	$ 0.00

The computations of basic loss/gain per share of common stock are based on the weighted average number of shares outstanding at the date of the financial statements. There are no common stock equivalents outstanding.

Revenue recognition

We derive the substantial majority of our revenues from commissions earned as agents for buyers and sellers in residential real estate transactions. We recognize commission revenues upon closing of a sale and purchase transaction, net of any commissions and other appropriate costs, as evidenced by the closure of the escrow or similar account and the transfer of these funds to all appropriate parties. Form time to time, we may recognize non-commission revenues from other business directly or indirectly related to real estate, as the fees are earned from the other party. Revenues are recognized when there is persuasive evidence of an arrangement, the price is fixed or determinable, collectibility is reasonably assured and the transaction has been completed.

Allowance for doubtful accounts

We maintain an allowance for doubtful accounts for specific estimated losses resulting from the failure of an escrow company, attorney, broker or other party to make required payments. Determination of collectibility of accounts receivable and the establishment of allowances requires judgment on the part of management and includes ongoing assessment of specific receivables exposure and history of collections.

Provision for Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely that not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situations where there are significant changes in the ownership of a company's stock. The difference between our effective income tax rate and the federal statutory rate is primarily a function of the valuation allowance provided against the net deferred tax assets and permanent differences. Our future effective income tax rate will depend on various factors, such as changes in our valuation allowance, pending or future tax law changes including rate changes and the tax benefit from research and development credits, potential limitations on the use of federal and state net operating losses, and state taxes.

Net deferred tax assets consist of the following components as of December 31, 2006 and 2005:

	2006	2005
Deferred tax assets	$-	$-
Deferred tax liabilities	$-	$-
Net deferred tax asset	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 15% to pretax income from continuing operations for the years ended December 31, 2006 and 2005 due to the following:

	2006	2005
Book income (loss)	$(13,465)	974
Common stock issued for services	253	-
Valuation Allowance	-	-
	$(13,465	974

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations.  Should a change in ownership occur, net operating loss carry forwards may be limited as to use in the future.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Fair Value of Financial Instruments

As at December 31, 2006, the fair value of cash and accounts and advances payable, including amounts due to and from related parties, approximate carrying values because of the short-term maturity of these instruments.

Recently Issued Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. Where applicable, SFAS No. 157 simplifies and codifies related guidance within GAAP and does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier adoption is encouraged. The Company does not expect the adoption of SFAS No. 157 to have a significant effect on its financial position or results of operation.

In June 2006, the Financial Accounting Standards Board  issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109”, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006.  The Company does not expect the adoption of FIN 48 to have a material impact on its financial reporting, and the Company is currently evaluating the impact, if any, the adoption of FIN 48 will have on its disclosure requirements.

In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicer’s financial assets that meets the requirements for sale accounting; a transfer of the servicer’s financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities; or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. The statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable, and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities. The statement further permits, at its initial adoption, a one-time reclassification of available for sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available for sale securities under Statement 115, provided that the available for sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value and requires separate presentation of servicing assets and servicing liabilities subsequently  measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management believes the adoption of this statement will have no immediate impact on the Company’s financial condition or results of operations.

Long-lived Assets-Technology

The Company’s technology is recorded at its cost. The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  However, at December 31, 2006, the Company has minimal revenues from sales of its services.  Additionally, the Company had an accumulated deficit of $51,336 and limited operating funds.  These matters raise substantial doubt about the Company's ability to continue as a going concern.

The Company is expanding its efforts to market its services and is seeking additional operating capital through the private placement of shares of its common stock.

However, there is no assurance that the Company's efforts in this regard will be successful.

The Company's ability to continue as a going concern is dependent on its success in developing a consistent revenue source or, alternatively, in obtaining short-term financing while its business is being developed.  There are no assurances that such revenues will fully develop, or that financing can be obtained at terms acceptable to the Company.  To the extent that such financing is equity-based, this may result in dilution to the existing shareholders.

The financial statements presented herein do not include any adjustments that might result from the outcome of these uncertainties.

RESULTS OF OPERATIONS

Year to Year

The following table summarizes certain financial data related to our operations:

	For the Year Ended
	December 31, 2006	December 31, 2005

REVENUES	$ 22,247	$ 314,411

EXPENSES
Depreciation and Amortization	-	3,180
General and administrative	110,010	307,620

Total Expenses	110,010	307,620
Income (Loss) From Operations	(87,763)	6,791

OTHER INCOME (EXPENSE)
Interest expense	(2,001)	(297)
Total Other Income (Expense)	(2,001)	(297)

Income (Loss) Before Taxes	(89,764)	6,494)

Income tax expense	-	974

Net Income (Loss)	(89,764)	5,520

Basic Earnings Per Share of Common Stock	(0.02)	0.00

Weighted Average Number of Common Shares Outstanding	4,229,167	2,000,000

Our Most Recent Quarter

The following table summarizes our balance sheet as at March 31, 2007

March 31, 2007
Assets
Current Assets
Cash and cash equivalents	$ 19,246
Total current assets	19,246
TOTAL ASSETS	$ 19,246
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	$ 2,197
Bank line of credit	91,500
Total current liabilities	$ 3,697

Stockholders' Equity
Common stock: $0.001 par value; 25,000,000 shares authorized: 4,750,000 shares issued and outstanding	4,750
Additional paid in capital	3,438
Accumulated deficit	(82,639)
Total stockholders' equity	(74,451)
Total Liabilities and Stockholders' Equity	$ 19,246

The following table compares the results of operations for the three months ended March 31, 2007 and March 31, 2006.

	For the Three Months Ended March 31, 2007	For the Three Months Ended March 31, 2006

Revenues, net	$ 1,800	$ 11,688

Operating Expenses
General and administrative	30,852	20,969
Total Operating Expenses	30,852	20,969

Income (Loss) from Operations	(29,052)	(9,281)
Other Income (Expense)
Interest expense	2,251	280

Net Loss	$ (31,303)	$ (9,561)
Basic Loss per Share	$ (0.01)	$ (0.00)
Weighted Average Shares Outstanding	4,750,000	2,000,000

The substantial difference between our net revenues for the three months ended March 31, 2007 and 2006 is primarily due to the limited time Mr. Stokes and Mr. Stapp are able to devote to the business of our company.  As a result our revenue will vary significantly form period to period.  Transaction volume an important factor in generating revenue is not likely to increase unless or until we are able to attract producing brokers or otherwise devote more of our time, effort, ad resources to the business.

Cost of revenues

	For the Three Months Ended March 31, 2007	For the Three Months Ended March 31, 2006

Cost of Revenue

Operating Expenses
General and administrative	$ 30,852	$ 20,969
Total Operating Expenses	$ 30,852	$ 20,969

Our cost of revenues consists of commissions, related payroll taxes, benefits and expense allowances paid to our Agents, office expenses, etc., generally categorized as general and administrative expenses.  General and administrative expenses also include occupancy costs, legal and accounting fees, and other general operating support costs.  As we expand our business and incur additional costs associated with being a public company, we expect our general and administrative expenses to increase in absolute dollars and decrease as a percentage of net revenues.  The substantial difference in our cost of revenue for the three months ended March 31, 2007 and 2006 is primarily a function of the limited time Mr. Stokes and Mr. Stapp are able to devote to the business of our company.  As a result it will vary significantly form period to period.

MARKETING AND BUSINESS DEVELOPMENT

If we are successful in acquiring additional resources, particularly additional working capital, we expect to increase the scope of our marketing and advertising efforts.  This of course, will result in increased costs relating to our marketing, advertising and client acquisition activities. We expect our marketing and business development expenses to increase in 2007 in absolute dollars, but hat such an increase will be limited to the availability of capital generated through either additional sales resulting in revenue or the possible sale of additional stock in a public or private offering.  At this time we have no plans to raise additional capital unless or until we succeed in securing listing.  We cannot be certain however; that even if we do list that our capital raising efforts will be successful.

LIQUIDITY AND CAPITAL RESOURCES

We have funded our operations primarily through limited operations and nominal revenue derived therefrom as well as the sale of common stock.  We expect that the offering which is the subject of his registration statement will result in sufficient capital for the next 12 months of operations.  If our operations over the course of the next 12 months does not result in enhanced revenue generation we may be obliged to raise additional capital in a public or private offering our securities.  We do not anticipate securing capital through debt financing.

Operating activities

Our primary source of operating cash flow is the collection of our commission income from escrow companies or similar intermediaries in the real estate transaction closing process.  Our operating cash flows will be impacted in the future by the timing of payments to our vendors for accounts payable, which are generally paid within the invoice terms and conditions. Our cash outflows are also impacted by the timing of the payment of our accrued liabilities relating to commissions and related compensation costs and client acquisition costs. A number of non-cash items may be charged from time to time to expense and increase our net loss or decrease our net income. These items might include depreciation and amortization of property and equipment, amortization of debt discounts and non-cash interest expense relating to any stock-based compensation charges.

Financing activities

On February 28, 2006, the Company issued 2,000,000 shares of its common stock in a private placement for net cash of $4,500. On March 31, 2006, the Company issued 750,000 shares for services valued at $1,688.

Our ability to fully commence operations is entirely dependent upon the proceeds to be raised in this offering. Depending on the outcome of this offering, we plan to pursue one of the following courses:

Plan 1: Minimum offering.  If only the minimum of $35,000 is raised in this offering, we will immediately begin to implement the aforementioned plans to generate business sufficient enough to maintain ongoing operations.  This entails enhancing public awareness of our company.  In order to execute a public awareness program, we intend to use approximately $2,000 to $3,000 of the monies allocated toward working capital, with the remainder being held in reserve to cover any unforeseen costs.

Additional Office equipment is expected to be at least $3,000, consisting primarily of computers, computer peripherals, printers, software, storage cabinets, fax machine and telephone equipment.

We have budgeted $1,000 for general office supplies, which is expected to consist mainly of paper, printer cartridges and general office supplies like pens, paperclips, file folders, staplers, etc..

We believe we will be able to execute the business plan adequately and continue as a going concern if the minimum proceeds of this offering are realized.  GGI does not, however, expect to generate revenue in the first six months of operation from the date the first funds are received from this offering.

Any line item amounts not expended to their fullest extent shall be held in reserve as working capital, subject to reallocation to other line items expenditures as required for ongoing operations.

Plan 2: 75% of the maximum offering.  In the event 75% of the maximum offering is raised, management will supplement its activities addressed in Plan 1, as delineated above.  We are not certain that we will generate sufficient revenues in the first six months of operation from the date the first funds are received.  We expect to continue to increase consumer awareness by utilizing the increased allocation for sales and marketing, both to increase total sales volume and to attract producing agents.

Although working capital increases under this scenario to $12,650, GGI does not anticipate that the costs of researching specific target clients will increase materially.  Thus, the difference will be held in reserve for potential unanticipated expenses and/or opportunities.  In the event sufficient sales are not generated in the first six to eight months, GGI growth could be slower than anticipated.

Under this scenario, GGI plans to employ additional staff on an as needed basis who will be paid a competitive salary driven by the marketplace.

GGI has maintained its budget for office equipment and furniture at the $3,000 level.  However, GGI does believe these expenditures may increase materially over the allocation budgeted if business develops rapidly.

The amount allocated for office supplies has been increased from $1,000 to $2,000 under this scenario and may be used to supplement additional office equipment and furniture as needed.

The allocation for sales and marketing is dramatically increased from $9,000 to $21,000 as this line item is the foundation for building greater revenues.

Any line item amounts not expended to their fullest extent shall be held in reserve as working capital, subject to reallocation to other line items expenditures as required for ongoing operations.

Plan 3: Maximum offering.  In the event the maximum amount of $100,000 is raised, GGI still does not expect to generate revenue in the first six months of operation from the date the first funds are received from trust.  Under Plan 3, management will supplement the activities addressed in Plan 2, as delineated above.  Working capital is maintained at $12,650, as GGI continues to believe that the costs of researching specific target clients will not increase.  Thus, the difference will again be held in reserve for potential unanticipated expenses and/or opportunities.

GGI expects allocate greater resources, time and effort to sales and marketing given the increase in the budget to this line item and the potential revenues such activity can generate.  As such, the allocation for sales and marketing is increased from $21,000 to $36,000 as this line item is the foundation for building greater revenues

Any line item amounts not expended to their fullest extent shall be held in reserve as working capital, subject to reallocation to other line items expenditures as required for ongoing operations.

In addition, if the maximum proceeds are raised in this offering, GGI plans to seek additional office and sales staff as the anticipated increased work volume develops.

Regardless of the ultimate outcome and subsequent plan to be implemented, GGI has budgeted for certain expenditures that it expects to remain constant.  GGI expects accounting fees to be $2,000 for the full year 2006, which includes reviewed financial statements for quarterly reports and audited financial statements for the year ended December 31, 2006.  All statements are to be filed in applicable periodic reports with the SEC in accordance with Item 310 of Regulation S-B.  Legal and professional fees are expected to aggregate $3,000, and are expected to consist mainly of legal fees, as well as ongoing Edgar conversion costs and various other professional services performed in relation to the anticipated ongoing reporting requirements of a public reporting company.  All use of proceeds figures represent management's best estimates and are not expected to vary significantly.  However, in the event GGI incurs or expects to incur expenses materially outside of these estimates, GGI intends to file an amended registration statement, of which this prospectus is a part of, disclosing the changes and the reasons for any revisions.

Our ability to maximize operations is dependent upon the proceeds to be raised in this offering.  If GGI does not raise at least the minimum offering amount, it will be unable to establish a base of operations, without which it will be unable to begin to generate any revenues.  The realization of sales revenues in the next 12 months is important in the execution of the plan of operations. However, GGI cannot guarantee that it will generate such growth.  If GGI does not produce sufficient cash flow to support GGI operations over the next 12 months, GGI may need to raise additional capital by issuing capital stock in exchange for cash in order to continue as a going concern.  There are no formal or informal agreements to attain such financing.  GGI can not assure any investor that, if needed, sufficient financing can be obtained or, if obtained, that it will be on reasonable terms.  Without realization of additional capital, it would be unlikely for operations to reach its maximum potential.

GGI management does not expect to incur research and development costs.  We do not own any significant plant or equipment that it would seek to sell in the near future.  GGI management does not anticipate the need to hire additional employees over the next 12 months, with the possible exception of office support and sales staff should business develop of a sufficient nature to necessitate such expenditure.  Currently, GGI believes the services provided by Robert Stapp, an officer and director, appears sufficient at this time.  GGI believes that its operations are currently on a small scale that is manageable by present personnel.  GGI has not paid for expenses on behalf of any director.  Additionally, GGI believes that this fact shall not materially change.

Future needs

We believe that cash flows from operations and our current cash and cash equivalents together with the proceeds we might receive as a result of the offering we are presently registering will be sufficient to fund our operations for at least the next 12 months. Our future capital requirements will depend on many factors, including our rate of growth into new geographic markets, our level of investment in technology and advertising initiatives. Although we are currently not a party to any agreement or letter of intent with respect in investments in, or acquisitions of, complementary businesses, products or technologies, we may enter into these types of arrangements in the future, which could also require us to seek additional equity or debt financing. We currently have no significant bank debt or line of credit facilities. In the event that additional financing is required, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, operations and results will likely suffer.  Our auditors have issuer a “Going Concern “opinion.  It reads substantively as follows:

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  However, at December 31, 2006, the Company has minimal revenues from sales of its services.  Additionally, the Company had an accumulated deficit of $51,336 and limited operating funds.  These matters raise substantial doubt about the Company's ability to continue as a going concern.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

GGI at the present time uses an office located at 6260 S. Rainbow Blvd. Suite 110 Las Vegas NV 89118 as part of his involvement in leasing a development project known as Asian Town.

MARKET SEASONALITY, CYCLICALITY AND INTEREST RATE INFLUENCES

The residential real estate brokerage market is influenced both by annual seasonality factors, as well as by overall economic cycles. While individual markets vary, opened transaction volume activity nationally tends to progressively increase from January through the summer months and then gradually slows over the last three to four months of the calendar year. Revenues in each quarter are likely to be affected by activity during the prior quarter, given the typical 30- to 45-day time lag between contract execution and closing. We believe we may be influenced by overall market activity. We generally experience the most significant impact in the first and fourth quarters of each year, when our revenues are typically lower relative to the second and third quarters as a result of traditionally slower home sales activity and reduced listings inventory between Thanksgiving and Presidents' Day. We believe that the overall macroeconomic environment and periodic business cycles can influence the general health of the residential real estate market at any given point in time. Generally, when economic times are fair or good, the housing market tends to perform well. If the economy is weak, interest rates dramatically increase, or there are market shocks such as terrorist attacks or threats, the outbreak of war or geopolitical uncertainties, the housing market could be negatively impacted.  Many factors influence an individual's decision to buy or sell a home, and we believe that no one factor alone determines the health of the residential real estate market. For example, while a rise in interest rates could lead to lower demand for housing or put downward pressure on prices, it is our experience that lifestyle influences, such as job relocation, changes in family dynamics or a desire to change neighborhoods, significantly impact the demand for residential real estate. In addition, periods of interest rate increases are often characterized by improving economic fundamentals, which can create jobs, increase incomes and bolster consumer confidence, all of which are factors that positively influence housing demand. It is difficult to predict which influences will be strongest, and ultimately whether the housing market will be affected positively or negatively when faced with numerous influences. Increasing interest rates may lead to a lower demand for housing or put downward pressure on prices. Higher interest rates could increase monthly housing payments or reduce the amount an individual can pay, which may have an adverse effect on pricing and affordability. It is also possible that home ownership rates, which reached an all time high are likely to drop as a result of fewer first-time buyers being able to afford homes. Should overall transaction activity or sales prices continue to decline, overall commissions generated in the industry could decline as well.

Interest rate sensitivity

We do not have any debt and thus do not have any related interest rate exposure. Our investment policy requires us to invest funds in excess of current operating requirements. The principal objectives of our investment activities are to preserve principal, provide liquidity and maximize income consistent with minimizing risk of material loss.

Exchange rate sensitivity

We consider our exposure to foreign currency exchange rate fluctuations to be minimal, as we do not have any sales denominated in foreign currencies. We have not engaged in any hedging or other derivative transactions to date.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off balance-sheet arrangements, investments in special purpose entities or undisclosed borrowings or debt. Additionally, we are not a party to any derivative contracts or synthetic leases.

DESCRIPTION OF PROPERTY

GGI leases an administrative office space at 6260 S. Rainbow Suite 100, Las Vegas NV. 89118.  There are currently no proposed programs for the renovation, improvement or development of the facilities currently use.

GGI management does not currently have policies regarding the acquisition or sale of real estate assets primarily for possible capital gain or primarily for income.  GGI does not presently hold any investments or interests in real estate, investments in real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On or about January 30, 2001, Robert Stapp, an officer and the sole director of GGI, paid for expenses involved with the incorporation of Galileo Group, Inc. with his personal funds on GGI behalf in the amount of $2,500, in exchange for 2,000,000 shares of common stock, par value $0.001 per share.

All shares issued to Robert Stapp were at a par price per share of $0.001.  The price of the common stock issued to Robert Stapp was arbitrarily determined and bore no relationship to any objective criterion of value.  At the time of issuance, GGI was recently formed or in the process of being formed and possessed no assets.

On or about February 17, 2006, Joel Stokes, an officer of GGI, received 250,000 shares of common stock, par value $0.001 per share, in exchange for services, valued at $250.00, rendered by him on behalf of GGI.

All shares issued to Joel Stokes were at a par price per share of $0.001.  The price of the common stock issued to Joel Stapp was arbitrarily determined and bore no relationship to any objective criterion of value.

Robert Stapp owns an 11.33% ownership in Warm Spring Jones 25 Development LLC.  He is also in charge of the leasing and management of this project.  At the present time Joel Stokes has let WE Development go dormant as he does not has any development project going in the state of Nevada at the present time.  Joel Stokes also is the sole owner of Eastern Canyon Dental in Las Vegas Nevada.  Mr. Stokes is also developing some rental property in Park City Utah.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

As of the date of this prospectus, there is no public market in GGI common stock.  This prospectus is a step toward creating a public market for GGI stock, which may enhance the liquidity of GGI shares.  However, there can be no assurance that a meaningful trading market will develop.  Galileo Group, Inc. and its management make no representation about the present or future value of GGI common stock.

As of the date of this prospectus,

1. There are no outstanding options of warrants to purchase or other instruments convertible into, common equity of Galileo Group, Inc.;

2. There are currently 4,750,000 shares of GGI common stock held by its officers and sole director that are eligible to be sold pursuant to Rule 144 under the Securities Act, none of which GGI has agreed to register for sale;

3. Other than the stock registered under this Registration Statement, there is no stock that has been proposed to be publicly offered resulting in dilution to current shareholders.

As of the date of this document, GGI has 4,750,000 shares of common stock outstanding.  All of these shares of common stock are beneficially held by 5 individuals, one of whom (Robert Stapp) is an officer and director and one of whom (Joel Stokes) is an officer. These shares of common stock are restricted from resale under Rule 144 until registered under the Securities Act, or an exemption is applicable.

In general, under Rule 144 as amended, a person who has beneficially owned and held "restricted" securities for at least one year, including "affiliates," may sell publicly without registration under the Securities Act, within any three-month period, assuming compliance with other provisions of the Rule, a number of shares that do not exceed the greater of (i) one percent of the common stock then outstanding or, (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale.  A person who is not deemed an "affiliate" and who has beneficially owned shares for at least two years would be entitled to unlimited resales of such restricted securities under Rule 144 without regard to the volume and other limitations described above.

Holders

As of the date of this prospectus, GGI has 4,750,000 shares of $0.001 par value common stock issued and outstanding held by 5 shareholders of record, one of whom is Robert Stapp, who is also an officer, director and employ of GGI.  A transfer agent is not currently under contract to GGI.  However, GGI anticipates utilizing Empire Stock Transfer Inc., 2470 St. Rose Parkway Suite 304 Henderson, NV 89074, telephone number (702) 818-5898.

Dividends

GGI has never declared or paid any cash dividends on either its preferred or common stock.  For the foreseeable future, GGI intends to retain any earnings to finance the development and expansion of its business, and does not anticipate paying any cash dividends on its preferred or common stock.  Any future determination to pay dividends will be at the discretion of the Board of Directors and will be dependent upon then existing conditions, including its financial condition, results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the Board of Directors considers relevant.

EXECUTIVE COMPENSATION

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options (#)	LTIP Payouts ($)	All Other Compensation[1] ($)

Robert Stapp, President, Secretary and Director	2006	-	-	-	-	-	-	5,000
	2005	-	-	-	-	-	-	152,000
	2004	-	-	-	-	-	-	24,961
Joel Stokes, Treasurer	2006	-	-	-	-	-	-	0
	2005	-	-	-	-	-	-	16,640
	2004	-	-	-	-	-	-	8,000

1 Indicates revenues derived from commissions

Directors' Compensation

Directors are not entitled to receive compensation for services rendered to GGI, or for each meeting attended except for reimbursement of out-of-pocket expenses.  There are no formal or informal arrangements or agreements to compensate directors for services provided as a director.

Employment Contracts and Officers' Compensation

Since GGI’s incorporation on January 30, 2001, GGI has not paid any salary to any officer, director or employee.   However, Robert Stapp and Joel Stokes have each received commissions, as indicated under Executive Compensation herein.  GGI does not have employment agreements.  Any future compensation to be paid will be determined by the Board of Directors, and, as appropriate, an employment agreement will be executed.  GGI does not currently have plans to pay any compensation until such time as it maintains a positive cash flow.

Stock Option Plan and Other Long-Term Incentive Plan

GGI currently does not have existing or proposed option/SAR grants.

FINANCIAL STATEMENTS

a)

Audited Financial Statements for the Year Ended December 31, 2006 and 2005

b)

Reviewed Financial Statements for the Three Months Ended March 31, 2007

GALILEO GROUP, INC.

(A Development Stage Company)

FINANCIAL STATEMENTS

December 31, 2006 and 2005

C O N T E N T S

MOORE & ASSOCIATES, CHARTERED

           ACCOUNTANTS AND ADVISORS

                     PCAOB REGISTERED

INDEPENDENT AUDITORS’ REPORT

The Board of Directors

Galileo Group, Inc.

Henderson, Nevada

We have audited the accompanying balance sheet of Galileo Group, Inc. as of December 31, 2006 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years ended December 31, 2006 and 2005.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provided a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Galileo Group, Inc. as of December 31, 2006 and the results of its operations and its cash flows for the years ended December 31, 2006 and 2005 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company’s recurring losses and lack of operations raises substantial doubt about its ability to continue as a going concern.  Management’s plans concerning these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

 /s/ Moore & Associates, Chartered

Moore & Associates, Chartered

Las Vegas, Nevada

March 27, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, Nevada 89146 (702) 253-7511 Fax (702)253-7501

GALILEO GROUP, INC.

Balance Sheet

ASSETS

December 31,
2006
CURRENT ASSETS

Cash	$ 9,148

Total Current Assets	9,148

PROPERTY AND EQUIPMENT, net	-

TOTAL ASSETS	$ 9,148

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable and accrued liabilities	$ 1,296
Bank line of credit	51,000

Total Current Liabilities	52,296

Total Liabilities	52,296

STOCKHOLDERS’ EQUITY (DEFICIT)

Common stock: 25,000,000 shares authorized of $0.001 par value,
4,750,000 shares issued and outstanding	4,750
Additional paid-in capital	3,438
Accumulated deficit	(51,336)

Total Stockholders’ Equity (Deficit)	(43,148)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$ 9,148

The accompanying notes are an integral part of these financial statements.

GALILEO GROUP, INC.

Statements of Operations

	For the Year Ended
	December 31,	December 31,
	2006	2005

REVENUES	$ 22,247	$ 314,411

EXPENSES

Depreciation and amortization	-	3,180
General and administrative	110,010	304,440

Total Expenses	110,010	307,620

INCOME (LOSS) FROM OPERATIONS	(87,763)	6,791

OTHER INCOME (EXPENSE)

Interest expense	(2,001)	(297)

Total Other Income (Expense)	(2,001)	(297)

INCOME (LOSS) BEFORE TAXES	(89,764)	6,494

Income tax expense	-	974

NET INCOME (LOSS)	$ (89,764)	$ 5,520

BASIC EARNINGS PER SHARE OF
COMMON STOCK	$ (0.02)	$ 0.00

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING	4,229,167	2,000,000

The accompanying notes are an integral part of these financial statements.

GALILEO GROUP, INC.

Statements of Stockholders’ Equity (Deficit)

			Additional
	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance at January 1, 2005	2,000,000	$ 2,000	$ -	$ 32,908	$ 34,908

Net income for the year ended
December 31, 2005	-	-	-	5,520	5,520

Balance, December 31, 2005	2,000,000	2,000	-	38,428	40,428

Common stock issued for cash
at $0.00225 per share	2,000,000	2,000	2,500	-	4,500

Common stock issued for services
at $0.00225 per share	750,000	750	938	-	1,688

Net loss for the year ended
December 31, 2006	-	-	-	(89,764)	(89,764)

Balance, December 31, 2006	4,750,000	$ 4,750	$ 3,438	$ (51,336)	$ (43,148)

The accompanying notes are an integral part of these financial statements.

GALILEO GROUP, INC.

Statements of Cash Flows

	For the Years Ended
	December 31,	December 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES

Net income	$ (89,764)	$ 5,520

Adjustments to reconcile net loss to net cash used
by operating activities:
Common stock issued for services	1,688	-
Depreciation expense	-	3,180
Changes in operating assets and liabilities:

(Increase) decrease in prepaid expenses	200	417
Increase (decrease) in accounts payable
and accrued liabilities	1,296	-

Net Cash Used by Operating Activities	(86,580)	9,117

CASH FLOWS FROM INVESTING ACTIVITIES

Purchase of property and equipment	-	-

Net Cash Used by Investing Activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	4,500	-
Proceeds from line of credit	51,000	-

Net Cash Provided by Financing Activities	55,500	-

NET INCREASE (DECREASE) IN CASH	(31,080)	9,117

CASH AT BEGINNING OF YEAR	40,228	31,111

CASH AT END OF YEAR	$ 9,148	$ 40,228

CASH PAID FOR:
Interest	$ 2,001	$ 297
Income taxes	$ -	$ -
NON-CASH FINANCING ACTIVITIES	$ -	$ -

The accompanying notes are an integral part of these financial statements.

GALILEO GROUP, INC.

Notes to the Financial Statements

December 31, 2006 and 2005

NOTE 1 -  ORGANIZATION AND HISTORY

Galileo Group, Inc., (the Company) a Nevada corporation, was incorporated on January 30, 2001.

The Company earns commissions on sales of products and services.

NOTE 2 -  SIGNIFICANT ACCOUNTING POLICIES

a.  Accounting Method

The Company’s financial statements are prepared using the accrual method of accounting.  The Company has elected a December 31 year-end.

b.  Basic Loss/Gain Per Share

	For the Year Ended December 31, 2006

(Loss) (Numerator)	Shares (Denominator)	Per Share Amount
$ (89,764)	4,229,167	$ 0.00

	For the Year Ended December 31, 2005

Income (Numerator)	Shares (Denominator)	Per Share Amount
$ (5,520)	2,000,000	$ 0.00

The computations of basic loss per share of common stock are based on the weighted average number of shares outstanding at the date of the financial statements. There are no common stock equivalents outstanding.

c.  Provision for Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely that not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

GALILEO GROUP, INC.

Notes to the Financial Statements

December 31, 2006 and 2005

NOTE 2 -  SIGNIFICANT ACCOUNTING POLICIES (Continued)

c.  Provision for Taxes (Continued)

Net deferred tax assets consist of the following components as of December 31, 2006 and 2005:

	2006	2005
Deferred tax assets	$-	$-

Deferred tax liabilities	-	-

Net deferred tax asset	$ -	$-

December 31, 2006 and 2005

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 15% to pretax income from continuing operations for the years ended December 31, 2006 and 2005 due to the following:

	2006	2005
Book income (loss)	$ (13,465)	$ 974
Common stock issued for services	253	-
Valuation allowance	-	-

	$ (13,718)	$ 974

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations.  Should a change in ownership occur, net operating loss carry forwards may be limited as to use in the future.

d.  Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

e.  Fair Value of Financial Instruments

As at December 31, 2006, the fair value of cash and accounts and advances payable, including amounts due to and from related parties, approximate carrying values because of the short-term maturity of these instruments.

GALILEO GROUP, INC.

Notes to the Financial Statements

December 31, 2006 and 2005

NOTE 2 -  SIGNIFICANT ACCOUNTING POLICIES (Continued)

f.  Recently Issued Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. Where applicable, SFAS No. 157 simplifies and codifies related guidance within GAAP and does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier adoption is encouraged. The Company does not expect the adoption of SFAS No. 157 to have a significant effect on its financial position or results of operation.

In June 2006, the Financial Accounting Standards Board  issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109”, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  FIN 48 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006.  The Company does not expect the adoption of FIN 48 to have a material impact on its financial reporting, and the Company is currently evaluating the impact, if any, the adoption of FIN 48 will have on its disclosure requirements.

In March 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” This statement requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in any of the following situations: a transfer of the servicer’s financial assets that meets the requirements for sale accounting; a transfer of the servicer’s financial assets to a qualifying special-purpose entity in a guaranteed mortgage securitization in which the transferor retains all of the resulting securities and classifies them as either available-for-sale securities or trading securities; or an acquisition or assumption of an obligation to service a financial asset that does not relate to financial assets of the servicer or its consolidated affiliates. The statement also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable, and permits an entity to choose either the amortization or fair value method for subsequent measurement of each class of servicing assets and liabilities. The statement further permits, at its initial adoption, a one-time reclassification of available for sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available for sale securities under Statement 115, provided that the available for sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value and requires separate presentation of servicing assets and servicing liabilities subsequently

GALILEO GROUP, INC.

Notes to the Financial Statements

December 31, 2006 and 2005

NOTE 2 -  SIGNIFICANT ACCOUNTING POLICIES (Continued)

f.  Recently Issued Accounting Pronouncements (Continued)

measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. This statement is effective for fiscal years beginning after September 15, 2006, with early adoption permitted as of the beginning of an entity’s fiscal year. Management believes the adoption of this statement will have no immediate impact on the Company’s financial condition or results of operations.

g.  Long-lived Assets-Technology

The Company’s technology is recorded at its cost. The Company continually monitors events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of long-lived assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or the fair value less costs to sell.

h.  Concentration of Risk

Cash - The Company at times may maintain a cash balance in excess of insured limits.

i.  Revenue Recognition

The Company recognizes revenues upon completion and acceptance of its services by its clients.

Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

k.  Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  However, at December 31, 2006, the Company has minimal revenues from sales of its services.  Additionally, the Company had an accumulated deficit of $51,336 and limited operating funds.  These matters raise substantial doubt about the Company's ability to continue as a going concern.

The Company is expanding its efforts to market its services and is seeking additional operating capital through the private placement of shares of its common stock.

GALILEO GROUP, INC.

Notes to the Financial Statements

December 31, 2006 and 2005

NOTE 2 -  SIGNIFICANT ACCOUNTING POLICIES (Continued)

However, there is no assurance that the Company's efforts in this regard will be successful.

The Company's ability to continue as a going concern is dependent on its success in developing a consistent revenue source or, alternatively, in obtaining short-term financing while its business is being developed.  There are no assurances that such revenues will fully develop, or that financing can be obtained at terms acceptable to the Company.  To the extent that such financing is equity-based, this may result in dilution to the existing shareholders.

The financial statements presented herein do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 3 -  COMMON STOCK ISSUANCES

On February 28, 2006, the Company issued 2,000,000 shares of its common stock in a private placement for net cash of $4,500. On March 31, 2006, the Company issued 750,000 shares for services valued at $1,688.

GALILEO GROUP, INC.

Balance Sheet as at

March 31, 2007

March 31, 2007
Assets

Current Assets
Cash and cash equivalents	$ 19,246
Total current assets	19,246

TOTAL ASSETS	$ 19,246

Liabilities and Stockholders' Equity

Current Liabilities
Accounts payable and accrued liabilities	$ 2,197
Bank line of credit	91,500
Total current liabilities	93,697

Stockholders' Equity

Common stock: $0.001 par value; 25,000,000 shares authorized: 4,750,000 shares issued and outstanding	4,750
Additional paid in capital	3,438
Accumulated deficit	(82,639)
Total stockholders' equity	(74,451)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 19,246

GALILEO GROUP, INC.

Statements of Operations

for the

Three Months Ended March 31, 2007 and

The Three Months Ended March 31, 2006

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2007	March 31, 2006

Revenues, net	$ 1,800	$ 11,688

Operating Expenses
General and administrative	30,852	20,969
Total Operating Expenses	30,852	20,969

Income (Loss) from Operations	(29,052)	(9,281)

Other Income (Expense)
Interest expense	2,251	280

Net Loss	$ (31,303)	$ (9,561)

Basic Loss per Share	$ (0.01)	$ (0.00)
Weighted Average Shares Outstanding	4,750,000	2,000,000

GALILEO GROUP, INC.

Statements of Stockholders’ Equity

Common Stock	Shares	Amount	Additional Paid in Capital	Accumulated Deficit	Total Equity
Balance January 1, 2006	2,000,000	$ 2,000	$ -	$ 38,428	$ 40,428

Common stock issued for cash at $0.00225 per share	2,000,000	2,000	2,500	-	4,500

Common stock issued for services at $0.00225 per share	750,000	750	938	-	1,688

Net loss for the year ended December 31, 2006	-	-	-	(89,764)	(89,764)

Balance, September 30, 2006	4,750,000	4,750	3,438	(51,336)	(43,148)
Net loss for the three months ended March 31, 2007	-	-	-	(31,303)	(31,303)

Balance, March 31, 2007	4,750,000	$ 4,750	$ 3,438	$ (82,639)	$ (74,451)

GALILEO GROUP, INC.

Statements of Cash Flows

for the

Three Months Ended March 31, 2007 and

The Three Months Ended March 31, 2006

	For the Three	For the Three
	Months Ended	Months Ended
	March 31, 2007	March 31, 2006
Cash Flows from Operating Activities:
Net Loss	$ (31,303)	$ (9,561)
Adjustments to reconcile to cash flows
from operating activities:
Depreciation	-	-
Changes in Operating Assets and Liabilities:
Increase (decrease) in accounts payable
and accrued liabilities	901	-
Net Cash Used In Operating Activities	(30,402)	(9,561)

Cash Flows from Investing Activities:
Purchase of property and equipment	-	-
Net Cash Used In Investing Activities	-	-

Cash Flows from Financing Activities:
Proceeds from line of credit	40,500	-
Proceeds from sale of common stock	-	-
Net Cash Provided by Financing Activities	40,500	-

Net Increase (Decrease) in Cash and Cash Equivalents	10,098	(9,561)
Cash and Cash Equivalents at Beginning of Period	9,148	40,228
Cash and Cash Equivalents at End of Period	$ 19,246	$ 30,667

GALILEO GROUP, INC.

(A Development Stage Company)

Notes to the Financial Statements

NOTE 1 - CONDENSED FINANCIAL STATEMENTS

The accompanying financial statements have been prepared by the Company without audit.  In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at March 31, 2007 and for all periods presented have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2006 audited financial statements.  The results of operations for the period ended March 31, 2007 are not necessarily indicative of the operating results for the full years.

NOTE 2 - GOING CONCERN

The Company's financial statements are prepared using accounting principles   generally   accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources.  Management's plans to obtain such resources for the Company include (1) obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses, and (2) seeking out and completing a merger with an existing operating company. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

GGI Articles of Incorporation and Bylaws provide for the indemnification of a present or former director or officer.  GGI indemnifies any director, officer, employee or agent who is successful on the merits or otherwise in defense on any action or suit.  Such indemnification shall include, but not necessarily be limited to, expenses, including attorney's fees actually or reasonably incurred by him.  Nevada law also provides for discretionary indemnification for each person who serves as or at GGI request as an officer or director.  GGI may indemnify such individual against all costs, expenses and liabilities incurred in a threatened, pending or completed action, suit or proceeding brought because such individual is a director or officer.  Such individual must have conducted himself in good faith and reasonably believed that his conduct was in, or not opposed to, GGI best interests.  In a criminal action, he must not have had a reasonable cause to believe his conduct was unlawful.

Nevada Law

Pursuant to the provisions of Nevada Revised Statutes 78.751, GGI shall indemnify any director, officer and employee as follows: Every director, officer, or employee of Galileo Group, Inc. shall be indemnified by us against all expenses and liabilities, including counsel fees, reasonably incurred by or imposed upon him/her in connection with any proceeding to which he/she may be made a party, or in which he/she may become involved, by reason of being or having been a director, officer, employee or agent of Galileo Group, Inc. or is or was serving at the request of Galileo Group, Inc. as a director, officer, employee or agent of Galileo Group, Inc., partnership, joint venture, trust or enterprise, or any settlement thereof, whether or not he/she is a director, officer, employee or agent at the time such expenses are incurred, except in such cases wherein the director, officer, employee or agent is adjudged guilty of willful misfeasance or malfeasance in the performance of his/her duties; provided that in the event of a settlement the indemnification herein shall apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of Galileo Group, Inc..  Galileo Group, Inc. shall provide to any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of Galileo Group, Inc. as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or enterprise, the indemnity against expenses of a suit, litigation or other proceedings which is specifically permissible under applicable law.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by GGI in connection with the sale of the common stock being registered. GGI has agreed to pay all costs and expenses in connection with this offering of common stock.  The estimated expenses of issuance and distribution, assuming the maximum proceeds are raised, are set forth below.

Legal and Professional Fees	$ 3,000
Accounting Fees	$ 2,000
Blue Sky Qualification Fees	$ 300

Total	$ 5,300

RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, GGI issued the following unregistered securities in private transactions without registering the securities under the Securities Act:

1. On February 1, 2001, Robert Stapp, an officer, and sole director of GGI, paid for expenses involved with the incorporation of the Company with personal funds on behalf of the Company in the amount of $2,500, in exchange for 2,000,000 shares of common stock of the Company, par value $0.001 per share.

2.  On February 17, 2006, Joel Stokes, an officer of GGI, for services as a real estate broker received 250,000 shares of common stock of the Company, par value $0.001 per share.

3.  On February 17, 2006, Colin Fidler, for services to the Company, received 250,000 shares of common stock of the Company, par value $0.001 per share.

4. On February 17, 2006, Nevada Business Development Corporation, for services to the Company, received 250,000 shares of common stock of the Company, par value $0.001 per share.

5.  On February 17, 2006, Stacie L. Zuliani received 2,000,000 shares of common stock, par value $0.001 per share, in exchange for $2,500.

At the time of the issuance, Robert Stapp and Joel Stokes were in possession of all available material information about GGI.  On the basis of these facts, Galileo Group, Inc. claims that the issuance of stock to the GGI founding shareholder qualifies for the exemption from registration contained in Section 4(2) of the Securities Act of 1933.  GGI believes that the exemption from registration for these sales under Section 4(2) was available because:

1. Robert Stapp and Joel Stokes are executive officers of GGI and thus had access to all material information about the GGI before investing;

2. There was no general advertising or solicitation; and

3. The shares bear a restrictive transfer legend.

EXHIBITS

Exhibit Number	Name and/or Identification of Exhibit

3.	Articles of Incorporation & By-Laws

a) Articles of Incorporation filed on December 5, 2005 *

b) Bylaws adopted on September 27, 2004 *

5.	Opinion on Legality

Attorney Opinion Letter

23.	Consent of Experts and Counsel

a) Consent of Counsel

b) Consent of Independent Auditor
99	Additional Exhibits (a) Escrow Agreement (b) Subscription Agreement

UNDERTAKINGS

In this Registration Statement, we are including undertakings required pursuant to Rule 415 of the Securities Act and Rule 430A under the Securities Act.

Under Rule 415 of the Securities Act, the issuer is registering securities for an offering to be made on a continuous or delayed basis in the future. The registration statement pertains only to securities (a) the offering of which will be commenced promptly, will be made on a continuous basis and may continue for a period in excess of 30 days from the date of initial effectiveness and (b) are registered in an amount which, at the time the registration statement becomes effective, is reasonably expected to be offered and sold within two years from the initial effective date of the registration.

Based on the above-referenced facts and in compliance with the above-referenced rules, we include the following undertakings in this Registration Statement:

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period, in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of the Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(1) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the  Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Las Vegas, State of Nevada on July 11, 2007.

Galileo Group, Inc.
(Registrant)

By: /s/ Robert Stapp
Robert Stapp
President

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Robert Stapp	President, Secretary and sole Director	July 11, 2007
Robert Stapp

/s/ Robert Stapp	Chief Financial Officer	July 11, 2007
Robert Stapp

/s/ Robert Stapp	Chief Accounting Officer	July 11, 2007
Robert Stapp

Dealer Prospectus Delivery Obligation

Prior to the expiration of 90 days after the effective date of this registration statement or prior to the expiration of 90 days after the first date upon which the security was bona fide offered to the public after such effective date, whichever is later, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.